                                                                   EXHIBIT 10(e)


================================================================================

                            STOCK PURCHASE AGREEMENT


                                  by and among


                   FUND AMERICAN ENTERPRISES HOLDINGS, INC.,



                       SKANDIA U.S. HOLDING CORPORATION,


                                      and


                          SKANDIA AMERICA CORPORATION



                           dated as of August 8, 1995


================================================================================

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE I        DEFINITIONS................................             2

   1.1           Definitions................................             2

ARTICLE II       PURCHASE AND SALE OF THE SHARES............            13

   2.1           Purchase and Sale of the Shares............            13
   2.2           The Closing................................            13
   2.3           Deliveries at the Closing..................            13
   2.4           Purchase Price Adjustment..................            14

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE
                 SELLERS....................................            16

    3.1          Organization of the Sellers................            16
    3.2          Authorization, Validity and Enforceability.            17
    3.3          No Conflicts...............................            17
    3.4          Consents and Approvals.....................            18
    3.5          Organization of the Companies..............            18
    3.6          Subsidiaries...............................            19
    3.7          Capitalization.............................            20
    3.8          Title to Shares............................            21
    3.9          Northern County; Charter Indemnity.........            22
   3.10          Corporate Minutes..........................            24
   3.11          Financial Statements.......................            24
   3.12          Liabilities................................            26
   3.13          Absence of Changes.........................            26
   3.14          Legal Proceedings..........................            30
   3.15          Compliance with Laws.......................            31
   3.16          Licenses and Permits.......................            31
   3.17          Regulatory Matters.........................            32
   3.18          Policy Forms and Rates.....................            33
   3.19          Agents and Producers.......................            34
   3.20          Threats of Cancellation....................            34
   3.21          Reserves...................................            34
   3.22          Reinsurance................................            35
   3.23          Contracts..................................            36
   3.24          Property...................................            39
   3.25          Intellectual Property......................            39
   3.26          Investments................................            40
   3.27          Accounts Receivable........................            40
   3.28          Employee Benefit Plans.....................            41
   3.29          Employee Relations.........................            44
   3.30          Officers, Directors and Key Employees......            44
   3.31          Insurance..................................            45
   3.32          Tax Matters................................            45
   3.33          Environmental Matters......................            49

                                                                      Page
                                                                      ----

   3.34          Bank Accounts..............................            50
   3.35          No Brokers.................................            50
   3.36          Full Disclosure............................            50

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE
                 PURCHASER..................................            51

   4.1           Organization of the Purchaser..............            51
   4.2           Authorization, Validity and Enforceability.            51
   4.3           No Conflicts...............................            51
   4.4           Consents and Approvals.....................            52
   4.5           Legal Proceedings..........................            52
   4.6           Investment Intent..........................            52
   4.7           No Brokers.................................            52

ARTICLE V        COVENANTS..................................            53

   5.1           Conduct of Business........................            53
   5.2           Access to Information; Consultation;
                 Confidentiality............................            54
   5.3           Cooperation and Reasonable Best Efforts....            55
   5.4           Consents and Approvals.....................            56
   5.5           Notification of Certain Matters............            56
   5.6           Public Announcements.......................            57
   5.7           No Solicitation............................            57
   5.8           Interim Financial Statements and
                 Investment Reports.........................            58
   5.9           Tax Matters................................            60
   5.10          338 Elections..............................            64
   5.11          Employee Benefit Matters...................            66
   5.12          Insurance Coverage.........................            69
   5.13          Debt Restructuring.........................            69
   5.14          Intercompany Accounts; Affiliate
                 Agreements.................................            72
   5.15          Corporate Records..........................            73
   5.16          Instruments................................            73
   5.17          Trade Names................................            73
   5.18          Reinsurance Arrangements...................            74
   5.19          Non-Solicitation Covenant..................            75

ARTICLE VI       CONDITIONS TO THE OBLIGATION
                 OF THE PURCHASER TO CLOSE..................            75

    6.1          Representations, Warranties and Covenants..            75
    6.2          Consents...................................            75
    6.3          No Injunction or Illegality................            76
    6.4          HSR Act....................................            76
    6.5          Opinions of Counsel to the Sellers.........            76
    6.6          Certificates...............................            76
    6.7          Resignation of Directors...................            77

                                                                      Page
                                                                      ----

   6.8           Debt Restructuring.........................            77
   6.9           Reinsurance Arrangements...................            77
   6.10          Northern County............................            77
   6.11          Ratings....................................            77
   6.12          Transfer Taxes.............................            77

ARTICLE VII      CONDITIONS TO THE OBLIGATIONS
                 OF THE SELLERS TO CLOSE....................            77

   7.1           Representations, Warranties and Covenants..            78
   7.2           Consents...................................            78
   7.3           No Injunction or Illegality................            78
   7.4           HSR Act....................................            78
   7.5           Opinion of Counsel to the Purchaser........            78
   7.6           Certificates...............................            78

ARTICLE VIII     INDEMNIFICATION............................            79

   8.1           Survival...................................            79
   8.2           Indemnification............................            79
   8.3           Tax Indemnification........................            82
   8.4           Miscellaneous..............................            86

ARTICLE IX       TERMINATION................................            87

   9.1           Termination of Agreement...................            87
   9.2           Effect of Termination......................            88

ARTICLE X        MISCELLANEOUS..............................            88

  10.1           Notices....................................            88
  10.2           Fees and Expenses..........................            89
  10.3           Specific Performance.......................            89
  10.4           Consent to Jurisdiction; Service of
                 Process....................................            90
  10.5           Entire Agreement; Waivers and Amendments...            90
  10.6           Assignment; Binding Effect.................            90
  10.7           Severability...............................            91
  10.8           No Third Party Beneficiaries...............            91
  10.9           Governing Law..............................            91
  10.10          Interpretation.............................            91
  10.11          Captions...................................            91
  10.12          Counterparts...............................            91

                                    EXHIBITS


A    Form of New Charter Agency Note

B    Form of Northern County Guaranty

C    Form of Charter Indemnity Reinsurance Agreement

D    Form of Release and Discharge

E    Matters Covered by Opinions of Counsel to the Sellers and their Affiliates

F    Matters Covered by Opinion of Counsel to the Purchaser



                                   SCHEDULES

3.4          Consents of the Sellers and Affiliates

3.5          Foreign Qualifications of the Companies

3.6          Subsidiaries

3.7          Capitalization of the Companies

3.9          Northern County

3.13         Interim Changes and Events

3.14         Legal Proceedings of the Sellers and Affiliates

3.16         Licenses and Permits

3.17         Regulatory Matters

3.18         Policy Forms

3.19         Agents and Producers

3.20         Cancellations

3.21         Reserves

3.22         Reinsurance

3.23         Contracts

3.24         Property

3.24A        Liens or Encumbrances

3.25         Intellectual Property

3.26         Investments

3.27         Employee Benefit Plans

3.30         Officers, Directors and Key Employees

3.31         Insurance

3.32         Tax Matters

3.34         Accounts

4.4          Consents of the Purchaser

4.5          Legal Proceedings of the Purchaser

5.14         Intercompany Accounts and Affiliate Agreements

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 8, 1995, by and among FUND AMERICAN ENTERPRISES HOLDINGS, INC., a Delaware corporation (the "Purchaser"), SKANDIA U.S. HOLDING CORPORATION, a Delaware corporation ("Skandia U.S."), and SKANDIA AMERICA CORPORATION, a Delaware corporation ("Skandia America", and collectively together with Skandia U.S., the "Sellers").


                                R E C I T A L S

     WHEREAS, Skandia U.S. owns all of the issued and outstanding capital stock of Skandia America; and

     WHEREAS, Skandia America owns all of the issued and outstanding capital stock of each of (i) Valley Group, Inc., an Oregon corporation ("Valley"), (ii) Charter Group, Inc., a Texas corporation ("Charter"), and (iii) NCM Management Corporation, a Delaware corporation ("NCM"); and

     WHEREAS, Charter is the holder of an Amended and Restated Surplus Debenture Bond due December 31, 2000, in the aggregate principal amount of $3,500,000 (the "Charter Surplus Note") of Charter Indemnity Company, a Texas stock insurance company and a direct wholly owned subsidiary of Charter ("Charter Indemnity"); and

     WHEREAS, NCM is the holder of a Surplus Debenture due July 1, 2010, in the aggregate principal amount of $1,790,000 (the "Northern County Surplus Note") of Northern County Mutual Insurance Company, a Texas county mutual insurance company affiliated with the Sellers ("Northern County"); and

     WHEREAS, NCM is also the "holder" of a General Agency Managerial Contract with Northern County, pursuant to which NCM is the exclusive general agent and manager of Northern County (as amended and extended to date, the "Northern County Management Contract"); and

     WHEREAS, the Purchaser wishes to acquire Valley, Charter and NCM (collectively, the "Companies"), together with their subsidiaries, the Charter Surplus Note, the Northern County Surplus Note and the Northern County Management Contract, from the Sellers, and the Sellers wish to sell the Companies, together with their subsidiaries, the Charter Surplus Note, the Northern County Surplus Note and the Northern County Management Contract, to the Purchaser, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently herewith, Skandia Insurance Company Ltd (publ), a Swedish insurance company ("Skandia Ltd") and the ultimate parent company of the Sellers and the Companies, is entering into a Parent Support Agreement with the Purchaser, in order to induce the Purchaser to enter into this Agreement and consummate the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.1  Definitions.  The following terms when used in this Agreement
          -----------
(including the Schedules and Exhibits hereto) shall have the following respective meanings:

     "Affiliate" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition and the definition of "Subsidiary" below, "control" (or "controlled", as the context may require) shall have the meaning set forth in section 1501(a)(2) of the New York Insurance Law, as in effect on the date hereof.

     "Affiliate Agreements" has the meaning set forth in Section 3.23.

     "Allocation" has the meaning set forth in Section 5.10(c).

     "Alternative Transaction" and "Alternative Transaction Proposal" have the respective meanings set forth in Section 5.7.

     "Basket Amount" has the meaning set forth in Section 8.2.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

     "C&L" has the meaning set forth in Section 3.11.

     "California Insurance Code" means the California Insurance Code and the regulations promulgated thereunder.

     "California SAP" means the statutory accounting practices prescribed or permitted by the California Department of Insurance.

     "Charter" has the meaning set forth in the recitals to this Agreement.

     "Charter Agency" means Charter General Agency, Inc., a Texas corporation and a direct wholly owned Subsidiary of Charter.

     "Charter Agency/Kennell Note" means the Unsecured Note made by Charter Agency to Kennell on June 30, 1995, in the principal amount of $5,650,000, bearing interest at the annual rate of 6.5% and having a final maturity date of December 31, 1995. The term "Charter Agency/Kennell Note" shall also be deemed to include the foregoing Unsecured Note, as amended in accordance with the terms and provisions hereof.

     "Charter Downstream Note" means the Unsecured Note made by Charter to Charter Agency on August 26, 1991, in the principal amount of $2,000,000, bearing interest at the annual rate of 7.5% and having a final maturity date of August 26, 1996.

     "Charter Financial Statements" means (i) the audited consolidated balance sheets of Charter and its subsidiaries at December 31, 1994, 1993 and 1992 and the related consolidated statements of operations, changes in stockholder's equity and cash flows of Charter and its subsidiaries for the periods then ended, including in each case the related notes and unqualified auditor's report thereon, and (ii) the unaudited consolidated balance sheet of Charter and its subsidiaries at March 31, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows of Charter and its subsidiaries for the quarterly period then ended.

     "Charter Indemnity" has the meaning set forth in the recitals to this Agreement.

     "Charter Indemnity Reinsurance Agreement" has the meaning set forth in
Section 5.18.

     "Charter Intercompany Notes" means the Charter Surplus Note, the Charter Upstream Note, the Charter Downstream Note and the Charter Agency/Kennell Note, collectively.

     "Charter Shares" has the meaning set forth in Section 2.1.

     "Charter Statutory Statements" means the Annual Statements and the Quarterly Statement of Charter Indemnity as filed with the Texas Department of Insurance for the years ended December 31, 1994, 1993 and 1992 and for the quarterly period ended March 31, 1995, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

     "Charter Subsidiaries" means Charter Agency, L-P Premium, Charter Indemnity and Monarch, collectively.

     "Charter Surplus Note" has the meaning set forth in the recitals to this Agreement.

     "Charter Upstream Note" means the Promissory Note made by Charter to Skandia Direct Operations Corporation (which has since been merged with and into Skandia America) on December 31, 1993, in the principal amount of $2,000,000, bearing interest at the annual rate of 5.6%, all payable upon demand.

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

     "Companies" has the meaning set forth in the recitals to this Agreement.

     "Consents" has the meaning set forth in Section 3.4.

     "Contracts" means all written or oral contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

     "Employee" shall mean each current full time or part time employee of the Companies or the Company Subsidiaries, including any such employee who is on disability or leave of absence.

     "Environmental Laws" means the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Occupational Safety and Health Act, each as amended, and all other environmental statutes enacted by any Governmental Entity, and any executive order, ordinances, rules or regulations promulgated under any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Estimated Tax Payments" means the sum of (i) the estimated Tax payments made by the Companies and their Subsidiaries (excluding Northern County) with respect to their federal income Tax for the Taxable Period beginning January 1, 1995, and ending on the Closing Date and (ii) any credits against such Tax that are attributable to the Companies and/or their Subsidiaries (excluding Northern County).

     "Executive Officers" means, with respect to any corporation, the chairman of the board of directors, the chief executive officer, the president, the chief financial and principal accounting officer, any executive or senior vice presidents, the corporate secretary and the treasurer of such corporation (and any other individuals performing comparable functions), and with respect to each of the Companies and their Subsidiaries, shall also include the vice presidents thereof.

     "Financial Statements" means the Charter Financial Statements, the NCM Financial Statements and the Valley Financial Statements, collectively.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority and any industry or other non-governmental self-regulatory organizations.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Party" and "Indemnifying Party" have the respective meanings set forth in Section 8.2.

     "Indemnity Claim" has the meaning set forth in Section 8.3(d).

     "Independent Actuary" has the meaning set forth in Section 2.4.

     "Insurance Company" and "Insurance Companies" have the meanings set forth in Section 3.18.

     "Insurance Permit" means any Permit in any jurisdiction to issue, underwrite, assume, place, sell or otherwise transact insurance or reinsurance, or to engage in premium finance activities.

     "Intellectual Property" has the meaning set forth in Section 3.25.

     "Interim Financial Statements" has the meaning set forth in Section 5.8.

     "Interim Statutory Statements" has the meaning set forth in Section 5.8.

     "Investment Guidelines" has the meaning set forth in Section 3.26.

     "IRS" means the United States Internal Revenue Service.

     "Kennell" means Kennell Premium Services, Inc., a Texas corporation and an indirect wholly owned Subsidiary of Skandia America.

     "Knowledge" means, with respect to any Person, the actual knowledge (in the case of the Sellers, after reasonable inquiry of the Executive Officers of each of the Companies and their Subsidiaries) of the Executive Officers of such Person.

     "Liabilities" has the meaning set forth in Section 3.12.

     "Lien or Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction or other encumbrance.

     "Losses" has the meaning set forth in Section 8.2.

     "L-P Premium" means L-P Premium Funding, Inc., a Texas corporation and a direct wholly owned Subsidiary of Charter.

     "Material" means material to the business, operations, assets, Properties, financial condition, results of operations, Insurance Permits or other material Permits of (i) Valley and its Subsidiaries, taken as a whole, or (ii) Charter, NCM and their Subsidiaries (including Northern County), taken as a whole; provided, however, that, for purposes hereof, insofar as Charter, NCM and their
--------  -------
Subsidiaries (including Northern County) are concerned, any matter, occurrence or other item individually or in the aggregate involving an amount, or having a value, of at least $1,000,000 shall be deemed to be so material (and any matter, occurrence or other item individually and in the aggregate involving an amount, or having a value, of less than $1,000,000 shall be deemed not to be so material).

     "Material Adverse Effect" means any material adverse effect on the business, operations, assets, Properties, financial condition, results of operations, Insurance Permits or other material Permits of (i) Valley and its Subsidiaries, taken as a whole, or (ii) Charter, NCM and their Subsidiaries (including Northern County), taken as a whole; provided, however, that, for
                                               --------  -------
purposes hereof, insofar as Charter, NCM and their Subsidiaries (including Northern County) are concerned, any adverse effect thereon individually or in the aggregate involving an amount, or having a value, of at least $1,000,000 shall be deemed to be such a material adverse effect (and any adverse effect thereon individually and in the aggregate involving an amount, or having a value, of less than $1,000,000 shall be deemed not to be such a material adverse effect).

     "Monarch" means Monarch Premium Funding, Inc., a Texas corporation and a direct wholly owned Subsidiary of Charter Agency.

     "Monarch Note" means the Promissory Note in Favour of Skandia Capital AB (Renewal), issued by Monarch to Skandia Capital AB (publ) on May 24, 1995, in the principal amount of $14,000,000, bearing interest at the rate of 7.8% per annum and having a maturity date of August 22, 1995. The term "Monarch Note" shall also be deemed to include any note issued in replacement of the foregoing Promissory Note in Favour of Skandia Capital AB (publ) in accordance with the terms and provisions hereof.

     "NCM" has the meaning set forth in the recitals to this Agreement.

     "NCM Shares" has the meaning set forth in Section 2.1.

     "NCM Financial Statements" means the unaudited balance sheets of NCM at December 31, 1994 and March 31, 1995, and the related statements of income of NCM for the year and quarterly period (respectively) then ended.

     "Net Losses" means all losses and loss adjustment expenses (including, without limitation, incurred but not reported losses), net of ceded reinsurance.

     "New Charter Agency Note" has the meaning set forth in Section 5.13.

     "1994 Loss Reserves" has the meaning set forth in Section 2.4.

     "1996 Loss Reserve Development" has the meaning set forth in Section 2.4.

     "1996 Valley Statutory Statement" has the meaning set forth in Section 2.4.

     "Northern County", "Northern County Surplus Note" and "Northern County Management Contract" have the respective meanings set forth in the recitals to this Agreement.

     "Northern County Guaranty" has the meaning set forth in Section 5.18.

     "Northern County Statutory Statements" means the Annual Statements and the Quarterly Statement of Northern County as filed with the Texas Department of Insurance for the years ended December 31, 1994, 1993 and 1992 and for the quarterly period ended March 31, 1995, in each case including all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

     "Notice of Disagreement" has the meaning set forth in Section 2.4.

     "PBGC" means the Pension Benefits Guaranty Corporation.

     "Permits" means all licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under any federal, state, local or foreign laws or with any Governmental Entities.

     "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

     "Plan" means "any employee benefit plan" (as that term is defined in section 3(3) of ERISA), as well as any other formal or informal plan, arrangement or contract involving direct or indirect compensation, in which any current or former officers or employees of any of the Companies, their Subsidiaries or Northern County participate, or to which any of the Companies, their Subsidiaries or Northern County has any liability or under which any of the Companies, their Subsidiaries or Northern County has any present or future obligations or liability on behalf of their respective employees or former employees or their dependents or beneficiaries, including but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counselling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

     "Property" means any real, personal or mixed property, whether tangible or intangible.

     "Prior Bidders" has the meaning set forth in Section 5.7.

     "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

     "Reinsurance Contracts" has the meaning set forth in Section 3.22.

     "Representatives" has the meaning set forth in Section 5.2.

     "SARC" means Skandia America Reinsurance Corporation, a Delaware stock insurance company and a direct wholly owned subsidiary of Skandia America.

     "SARC Reinsurance Advance" has the meaning set forth in Section 3.9.

     "Seller's Retirement Plan" shall mean the Skandia Direct Operations Corporation Retirement Plan.

     "Seller's Defined Contribution Plan" shall mean the Skandia Direct Operations Employee Savings Plan.

     "Sellers" has the meaning set forth in the first paragraph of this Agreement.

     "Sellers Group" has the meaning set forth in Section 3.32(a).

     "Shares" has the meaning set forth in Section 2.2.

     "Short Period Tax" means the consolidated federal income Tax that would be imposed on the Companies and the Subsidiaries (excluding Northern County) for their Taxable Period that begins January 1, 1995, and ends on the Closing Date determined as if: (i) the Companies and their Subsidiaries file a consolidated federal income Tax Return for such Taxable Period; (ii) such Tax Return includes only the items of income, gain, loss, deduction, and credit realized by these corporations during such period (determined on a closing of the books method) plus items of deduction, loss, or credit that carryover to these corporations from prior Taxable Periods; and (iii) the items of income, gain, loss, and deduction attributable to the 338 Elections, if any, and all transactions contemplated by this Agreement, are disregarded.

     "Skandia America" and "Skandia U.S." have the respective meanings set forth in the first paragraph of this Agreement.

     "Skandia Ltd" has the meaning set forth in the recitals to this Agreement.

     "Statutory Statements" means the Charter Statutory Statements and the Valley Statutory Statements, collectively.

     "Subsidiary" means, with respect to any Person, any entity controlled by such Person. For purposes of this Agreement, Northern County shall be deemed to be a Subsidiary of NCM except where otherwise indicated herein.

     "Successor Plan" shall mean a defined contribution plan qualified under Code Section 401(a), established no later than January 1, 1996, providing immediate participation for Employees.

     "Tax" and "Taxes" mean all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including all amounts imposed as a result of being a member of an affiliated or combined group.

     "Tax Claim" has the meaning set forth in Section 8.3(d).

     "Tax Closing Agreement" means any written and legally binding agreement with a taxing authority relating to Taxes.

     "Tax Reserve" has the meaning given to such term in Section 3.32(c).

     "Tax Return" means all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed in connection with, any Taxes (including estimated Taxes).

     "Tax Ruling" means any written ruling by a taxing authority relating to Taxes.

     "Tax Settlement Auditor" has the meaning set forth in Section 8.3(d).

     "Taxable Period" means any taxable year or any other period that is treated as a taxable year (including any taxable period ending on the Closing Date or beginning on the day following the Closing Date) with respect to which any Tax may be imposed under any statute, rule, or regulation.

     "Texas Insurance Code" means the Texas Insurance Code and the regulations promulgated thereunder.

     "Texas SAP" means the statutory accounting practices prescribed or permitted by the Texas Department of Insurance.

     "338 Elections" has the meaning given to such term in Section 5.10(a).

     "338 Tax Cost" means the excess, if any, of (i) the consolidated federal income Tax that is projected to be incurred by the Sellers Group for its Taxable Period that includes the Closing Date over (ii) the projected consolidated federal income Tax that would have been incurred by the Sellers Group for such Taxable Period if the 338 Elections were not made. The projected Taxes in both
(i) and (ii) above shall be determined without regard to items of deduction, loss, and credit that, in the absence of the 338 Elections, would reduce the taxable income of the Sellers Group below zero.

     "Third Party Claim" has the meaning set forth in Section 8.2.

     "Valley" has the meaning set forth in the recitals to this Agreement.

     "Valley Financial Statements" means (i) the audited consolidated balance sheets of Valley and its subsidiaries at December 31, 1994 and 1993 and the related consolidated statements of income, changes in stockholder's equity and cash flows of Valley and its subsidiaries for the years then ended, including in each case the related notes and unqualified auditor's report thereon, and (ii) the unaudited consolidated balance sheet of Valley and its subsidiaries at March 31, 1995, and the related consolidated statements of income, changes in stockholder's equity and cash flows of Valley and its subsidiaries for the quarterly period then ended.

     "Valley Insurance" means Valley Insurance Company, a California stock insurance company and a direct wholly owned Subsidiary of Valley.

     "Valley Shares" has the meaning set forth in Section 2.1.

     "Valley Statutory Statements" means the Annual Statements and the Quarterly Statement of Valley Insurance as filed with the California Department of Insurance for the years ended December 31, 1994, 1993 and 1992 and for the quarterly period ended March 31, 1995, including in each case all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith.

     "Valley Subsidiaries" means Valley Insurance and Valley Pacific Inc., an Oregon corporation, collectively.

     "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988.


                                   ARTICLE II

                        PURCHASE AND SALE OF THE SHARES

     2.1  Purchase and Sale of the Shares.  (a)  Upon the terms and subject to
          -------------------------------
the conditions set forth in this Agreement, the Purchaser agrees to purchase from Skandia America, and Skandia America agrees to (and Skandia U.S. agrees to cause Skandia America to) sell, assign, transfer and deliver to the Purchaser, all of the outstanding capital stock of Valley (the "Valley Shares"), free and clear of all Liens or Encumbrances, for a cash purchase price equal to $37,790,928.

     (b) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from Skandia America, and Skandia America agrees to (and Skandia U.S. agrees to cause Skandia America to) sell, assign, transfer and deliver to the Purchaser, (i) all of the outstanding capital stock of Charter (the "Charter Shares") and (ii) all of the outstanding capital stock of NCM (the "NCM Shares"), in each case free and clear of all Liens or Encumbrances, for an aggregate cash purchase price equal to $3,269,885.

     2.2  The Closing.  Subject to the satisfaction or waiver of all of the
          -----------
conditions to closing set forth in Articles VI and VII, the closing (the "Closing") of the purchase and sale of the Valley Shares, the NCM Shares and the Charter Shares (collectively, the "Shares") hereunder shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VI and VII, or at such other time or place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

     2.3  Deliveries at the Closing.  At the Closing:
          -------------------------

     (a) Skandia America shall (and Skandia U.S. shall cause Skandia America to) deliver to the Purchaser certificates representing the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank;

     (b) the Sellers shall deliver to the Purchaser all other documents and instruments required hereunder to be delivered by the Sellers to the Purchaser at the Closing; and

     (c) the Purchaser shall (i) pay to Skandia America the aggregate purchase price for the Shares (as provided in Section 2.1(a) and (b)) by wire transfer of immediately available funds to an account or accounts designated by Skandia America in a written notice delivered to the Purchaser not later than two (2) Business Days prior to the Closing Date, and (ii) deliver to the Sellers all other documents and instruments required hereunder to be delivered by the Purchaser to the Sellers at the Closing.

     2.4  Purchase Price Adjustment.  The purchase price for the Valley Shares,
          -------------------------
as provided in Section 2.1(a), shall be subject to post-Closing adjustment as follows:

     (a) As promptly as reasonably practicable after it becomes available, the Purchaser shall deliver to Skandia America a true and complete copy of the Annual Statement of Valley Insurance as filed with the California Department of Insurance (or other appropriate insurance regulatory authority) for the year ended December 31, 1996 (the "1996 Valley Statutory Statement"), together with any actuarial opinion, affirmation or certification filed in connection therewith and all work papers and actuarial memoranda used by Valley Insurance in establishing the 1996 Loss Reserve Development (it being understood that neither the Purchaser nor Valley Insurance shall be required to prepare any such work papers or actuarial memoranda outside the ordinary course of business).
The 1996 Valley Statutory Statement will be prepared in conformity with California SAP (or any other then applicable statutory accounting practices) and the books and records of Valley Insurance, and will present fairly the statutory financial position of Valley Insurance as of December 31, 1996 and the statutory results of operations of Valley Insurance for the period then ended.

     (b) Following the delivery of the 1996 Valley Statutory Statement to Skandia America, the Purchaser will cause Valley Insurance to allow the Sellers to have reasonable access to the books, records and work papers of Valley Insurance relating to the 1996 Loss Reserve Development referred to below. In the event that the Sellers have any disagreement with the 1996 Loss Reserve Development reflected in the 1996 Valley Statutory Statement, the Sellers shall give written notice of all such disagreements (a "Notice of Disagreement") to the Purchaser within twenty (20) Business Days after the delivery of the 1996 Valley Statutory Statement to Skandia America. Any Notice of Disagreement shall set forth each item in disagreement, shall provide reasonable specificity as to the basis for each disagreement, and shall specify the total adjustment to the 1996 Loss Reserve Development proposed by the Sellers as a result of such items in disagreement.

     (c) If the Purchaser does not receive a Notice of Disagreement within such twenty Business Day period, the 1996 Loss Reserve Development reflected in the 1996 Valley Statutory Statement shall be final and binding upon the parties hereto. If, on the other hand, the Purchaser receives a Notice of Disagreement within such period, the parties shall negotiate in good faith to resolve all disagreements specified therein as promptly as practicable. If the parties are unable to resolve all such disagreements within fifteen (15) days of the receipt by the Purchaser of the Notice of Disagreement, then all unresolved disagreements shall be submitted to an independent actuarial firm of national standing and reputation as the parties shall jointly select and retain (the "Independent Actuary") for resolution in accordance with this Agreement. In the event that the parties are unable to jointly select an Independent Actuary, each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall select an independent certified public accounting firm of national standing and reputation, which firms shall jointly select the Independent Actuary for joint retention by the parties. The parties shall, and the Purchaser shall cause Valley Insurance to, cooperate in good faith with the Independent Actuary and shall give the Independent Actuary access to all books, records, work papers and other information and documents relating to the items in disagreement as the Independent Actuary may reasonably request for purposes of such resolution. The Independent Actuary shall, within thirty (30) days after its engagement, deliver to the parties a conclusive written resolution of all disagreements submitted to it, which written resolution shall be in accordance with this Agreement and shall be final and binding upon the parties hereto. The 1996 Loss Reserve Development reflected in the 1996 Valley Statutory Statement shall be adjusted accordingly to reflect any such resolution and, as so adjusted, shall be deemed final for purposes of the purchase price adjustment provided in the next paragraph. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay one-half of the fees and expenses of the Independent Actuary.

     (d) If (i) the aggregate amount of reserves as of December 31, 1996 for Net Losses, together with the aggregate amount of Net Losses paid during the period from January 1, 1995 until December 31, 1996, in each case with respect to insurance and reinsurance business issued, underwritten, assumed or renewed on or prior to December 31, 1994 (the "1996 Loss Reserve Development") is less than (ii) the aggregate amount of reserves for Net Losses reflected in the December 31, 1994 Valley Statutory Statement for such insurance and reinsurance business (the "1994 Loss Reserves"), the Purchaser shall pay to Skandia America the amount of such deficiency (in an amount not to exceed $3,000,000). If the 1996 Loss Reserve Development is greater than the 1994 Loss Reserves, the Sellers will pay to the Purchaser the amount of such excess (in an amount not to exceed $3,000,000). All payments under this Section shall be made not later than twenty (20) Business Days following the Purchaser's delivery of the 1996 Valley Statutory Statements to Skandia America (or, in the case of any amounts due as a result of the resolution of any disagreements, not later than five (5) Business Days following the resolution of all such disagreements), by wire transfer of immediately available funds to an account or accounts designated by the payee to the payor in the manner specified herein for delivery of notices. Any amount payable under this Section 2.4(d) shall constitute an adjustment to the purchase price paid by the Purchaser for the Valley Shares.

     (e) From the Closing Date until December 31, 1996, the Purchaser agrees to cause Valley Insurance to (i) pay and settle claims with respect to insurance and reinsurance business issued, underwritten, assumed or renewed by Valley Insurance on or prior to December 31, 1994, generally in accordance with past practice, and (ii) establish reserves for Net Losses with respect to such insurance and reinsurance business in accordance with generally accepted actuarial standards.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

     3.1  Organization of the Sellers.  Each of the Sellers is a corporation
          ---------------------------
duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its assets and Properties (including, without limitation, the Shares) and to conduct its business as currently being conducted, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Sellers is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby. Skandia U.S. is a direct wholly owned Subsidiary of Skandia Ltd, and Skandia America is a direct wholly owned Subsidiary of Skandia U.S. The Sellers have heretofore delivered to the Purchaser true and complete copies of the certificate or articles of incorporation (or other charter or organization documents), including all amendments thereto, and by-laws, as currently in effect, of each of the Sellers.

     3.2  Authorization, Validity and Enforceability. Each of the Sellers has
          ------------------------------------------
all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the sale of the Shares hereunder. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby by the Sellers have been duly and validly authorized by all necessary corporate action on the part of the Sellers and no other corporate proceedings on the part of any of the Sellers (including any proceedings of stockholders of the Sellers) are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

     3.3  No Conflicts.  The execution and delivery by the Sellers of this
          ------------
Agreement, the performance by the Sellers of their obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of any of the Sellers, the Companies or the Subsidiaries of any of the Companies (including Northern County) under (assuming for such purposes that the Consents required under the HSR Act and the Consents set forth in Schedule 3.4 are duly made, obtained or given, as the case may be), or result in the creation or imposition of any Lien or Encumbrance upon any assets or Properties of any of the Companies or the Subsidiaries of any of the Companies (including Northern County) by reason of the terms of, (a) the certificate or articles of incorporation, by-laws or other charter or organization documents of any of the Sellers, the Companies or the Subsidiaries of any of the Companies (including Northern County), (b) any of the Shares, the Charter Intercompany Notes, the Northern County Surplus Note, the Monarch Note or the Northern County Management Contract, (c) any Contract to which any of the Sellers, the Companies or the Subsidiaries of any of the Companies (including Northern County) is a party or by or to which any of them or their assets or Properties (including, without limitation, the Shares, the Charter Intercompany Notes and the Northern County Surplus Note) may be bound or subject, (d) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (e) any Insurance Permit or other material Permit of any of them, other than, in the case of clause (c) only, any conflict, breach, violation, default, termination or acceleration which would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations and accelerations, have a Material Adverse Effect or a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

     3.4  Consents and Approvals.  Except as required under the HSR Act and as
          ----------------------
set forth in Schedule 3.4 hereto, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other Governmental Entity or any other Person (collectively, "Consents") is necessary to be obtained, made or given by any of the Sellers, SARC, the Companies or the Subsidiaries of any of the Companies (including Northern County) in connection with the execution and delivery by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation of the transactions contemplated hereby.

     3.5  Organization of the Companies.  Each of the Companies is a corporation
          -----------------------------
duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority to own, lease and operate its assets and Properties (including, in the case of Charter, the Charter Surplus Note and, in the case of NCM, the Northern County Surplus
Note) and to conduct its business as currently being conducted. Each of the Companies is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All such jurisdictions are listed in Schedule 3.5 hereto. No other jurisdiction has claimed, in writing, that any of the Companies is required to hold a Permit issued by any Governmental Entity therein, and none of the Companies files or is required to file any Tax Returns, or owns or leases real Property, in any other jurisdictions. The Sellers have heretofore delivered to the Purchaser true and complete copies of the certificate or articles of incorporation (or other charter or organization documents), including all amendments thereto, and by-laws, as currently in effect, of each of the Companies.

     3.6  Subsidiaries.  (a)  The Companies have no Subsidiaries other than the
          ------------
Valley Subsidiaries, the Charter Subsidiaries and Northern County. Each of the Valley Subsidiaries and the Charter Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. Each of the Valley Subsidiaries and the Charter Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All such jurisdictions are listed in Schedule 3.6 hereto. No other jurisdiction has claimed, in writing, that any of the Valley Subsidiaries or the Charter Subsidiaries is required to hold a Permit issued by any Governmental Entity therein, and none of the Valley Subsidiaries or the Charter Subsidiaries files or is required to file any Tax Returns, or owns or leases real Property, in any other jurisdictions. Except for the Valley Subsidiaries and the Charter Subsidiaries and as set forth in Schedule 3.6 hereto, none of the Companies directly or indirectly owns any interest in any other Person; without limiting the foregoing, none of the Valley Subsidiaries or the Charter Subsidiaries directly or indirectly owns any interest in any other Person other than, in the case of Charter Agency, Monarch. The Sellers have heretofore delivered to the Purchaser true and complete copies of the certificate or articles of incorporation (or other charter or organization documents), including all amendments thereto, and by-laws, as currently in effect, of each of the Valley Subsidiaries and the Charter Subsidiaries.

     (b) Schedule 3.6 hereto sets forth the designation, par value and the number of authorized, issued and outstanding shares of each class or series of capital stock of each of the Valley Subsidiaries and the Charter Subsidiaries. Except for the Monarch Note, the Charter Agency/Kennell Note and as set forth in
Schedule 3.6, no preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, of any of the Valley Subsidiaries or the Charter Subsidiaries are authorized, issued or outstanding. All of the outstanding capital stock of each of the Valley Subsidiaries and the Charter Subsidiaries is duly authorized, validly issued, fully paid and non-assessable. All of the outstanding capital stock of each of the Valley Subsidiaries is owned of record and beneficially by Valley, all of the outstanding capital stock of the Charter Subsidiaries (other than Monarch) is owned of record and beneficially by Charter, and all of the outstanding capital stock of Monarch is owned of record and beneficially by Charter Agency, in each case free and clear of any Lien or Encumbrance.

     (c) None of the Valley Subsidiaries or the Charter Subsidiaries has issued any securities in violation of any preemptive or similar rights, and there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of any of the Valley Subsidiaries or the Charter Subsidiaries. Except as set forth in
Schedule 3.6 or as provided in the HSR Act, the California Insurance Code, the California General Corporation Law, the Texas Insurance Code or the Texas Business Corporation Act, there are no restrictions upon the voting or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of any of the Valley Subsidiaries or the Charter Subsidiaries.

     3.7  Capitalization.  (a)  Schedule 3.7 hereto sets forth the designation,
          --------------
par value and the number of authorized, issued and outstanding shares of each class or series of capital stock of each of the Companies. Except for the Charter Intercompany Notes and as set forth in Schedule 3.7, no preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, of any of the Companies are authorized, issued or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and are owned of record and beneficially by

Skandia America, free and clear of any Lien or Encumbrance (other than restrictions on the transferability of the Shares provided in the California Insurance Code or the Texas Insurance Code).

     (b) True and complete copies of the Charter Intercompany Notes and the Monarch Note (as each of the same may have been amended or modified) have heretofore been delivered by the Sellers to the Purchaser. Schedule 3.7 hereto sets forth the principal, interest and all other amounts outstanding (specifying accrued and unpaid amounts as of a date not earlier than (10) Business Days prior hereto) under each of the Charter Intercompany Notes and the Monarch Note. The Charter Surplus Note is duly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by Charter, free and clear of any Lien or Encumbrance. The Charter Upstream Note is owned of record and beneficially by Skandia America, the Charter Downstream Note is owned of record and beneficially by Charter Agency, the Charter Agency/Kennell Note is owned of record and beneficially by Kennell, and the Monarch Note is owned of record and beneficially by Skandia Capital AB (publ), in each case free and clear of any Lien or Encumbrance. None of the borrowers under the Charter Intercompany Notes or the Monarch Note is in default thereunder (including, without limitation, in the payment of principal or interest).

     (c) None of the Companies has issued any securities in violation of any preemptive or similar rights and, except for this Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest or any debt security or instrument of the Companies. Except as set forth in Schedule 3.7 or as provided in the HSR Act, the California Insurance Code, the California General Corporation Law, the Texas Insurance Code or the Texas Business Corporation Act, there are no restrictions upon the voting or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of any of the Companies.

     3.8  Title to Shares.  The sale and delivery of the Shares as contemplated
          ---------------
by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction (other than restrictions on transferability of the Shares provided in the HSR Act, the California Insurance Code and the Texas Insurance Code).

Upon the delivery of the Shares as provided in Section 2.3, the Purchaser will acquire good and marketable title to each of the Shares, free and clear of any Lien or Encumbrance (other than any Liens or Encumbrances created by the Purchaser and any restrictions on transferability of the Shares provided in the California Insurance Code and the Texas Insurance Code), and will be entitled to all the rights of a holder of such Shares.

     3.9  Northern County; Charter Indemnity.  (a)  Northern County is a county
          ----------------------------------
mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. Northern County is duly licensed as a county mutual insurance company under Chapter 17 of the Texas Insurance Code to transact property and casualty insurance anywhere in the State of Texas, and is not licensed or qualified to do business under any other Texas law or in any other jurisdiction. No jurisdiction other than Texas has claimed, in writing, that Northern County is required to hold a Permit issued by any Governmental Entity therein, and Northern County neither files nor is required to file any Tax Returns in any jurisdiction other than Texas. Northern County has no Subsidiaries and owns no direct or indirect interest in any other Person. The Sellers have heretofore delivered to the Purchaser a true and complete copy of the charter and any other organization documents, including all amendments thereto, of Northern County.

     (b) Except for the Northern County Surplus Note (a true and complete copy of which has heretofore been delivered by the Sellers to the Purchaser) and the reinsurance advance from SARC described in Schedule 3.9 (the "SARC Reinsurance Advance"), no bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of Northern County are authorized, issued or outstanding. The Northern County Surplus Note is duly authorized, validly issued, fully paid, non-assessable and enforceable against Northern County in accordance with its terms, and is owned of record and beneficially by NCM, free and clear of any Lien or Encumbrance (other than pursuant to any Contracts and undertakings specified in Schedule 3.9 and as provided in the Texas Insurance Code). Schedule 3.9 contains a true and complete copy of all Contracts (other than the Northern County Surplus Note itself and this Agreement) relating, in whole or in part, to the Northern County Surplus Note. Northern County is not in default under the Northern County Surplus Note (including, without limitation, in the payment of principal or interest which has been approved for payment pursuant to the terms thereof), and NCM is not in default under any such Contract or undertaking relating thereto.

     (c) The Sellers have heretofore delivered to the Purchaser a true and complete copy of the Northern County Management Contract, including all amendments and extensions thereto. The Northern County Management Contract is in full force and effect, and constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except as rights to specific performance may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity). Neither Northern County nor NCM is in default under the Northern County Management Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default thereunder. By virtue of the Northern County Management Contract, NCM has the sole and exclusive right and power to manage the business and operations of Northern County. Except for the directors of NCM (solely in their capacities as such) and as specified in Schedule 3.9, NCM is the only Person who performs services for, or is entitled to compensation from, Northern County. Assuming the Texas Insurance Commissioner approves the transactions contemplated hereby, the Northern County Management Contract will not be terminable or, subject to
Section 6.10, otherwise modified by reason of the transactions contemplated by this Agreement. Other than the consent of the Board of Directors of Northern County and as provided in the Texas Insurance Code, there is no limitation or restriction on, or Consent required for, the assignment or delegation by NCM of any of its rights, duties, powers or privileges under or in respect of the Northern County Management Contract.

     (d) From the date of its incorporation until December 29, 1994, NCM engaged in no business or activities other than in connection with its organization. Since the latter date, NCM has engaged in no business or activities other than acting as the general managerial agent of Northern County pursuant to the Northern County Management Contract.

     (e) All insurance and reinsurance issued, underwritten, assumed or renewed by Charter Indemnity on or before the date hereof consists solely of (and all insurance and reinsurance issued, underwritten, assumed or renewed by Charter Indemnity on or prior to the Closing Date will consist solely of) insurance or reinsurance of (i) private passenger automobile liability and physical damage risks and

(ii) mobile home and personal dwelling fire property risks, in each case retroceded by SARC to Charter Indemnity.

     3.10  Corporate Minutes.  The Sellers have heretofore made available to the
           -----------------
Purchaser true and complete copies, or the complete original, minute books of each of the Companies and their Subsidiaries (including Northern County). The minute books of each of the Companies and their Subsidiaries (including Northern County) accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, boards of directors and all committees of such boards of directors of each of the Companies and their Subsidiaries (including Northern County), respectively, and (in the case of Northern County) the policyholders of Northern County, since January 1, 1990. Since such date, all material corporate actions taken by the Companies and their Subsidiaries (including Northern County) have been duly authorized, and no such corporate actions have been taken in breach or violation of the certificate or articles of incorporation, by-laws or other charter or organization documents of any of the Companies or their Subsidiaries (including Northern County).

     3.11  Financial Statements.  (a)  The Sellers have heretofore delivered to
           --------------------
the Purchaser true and complete copies of the Valley Financial Statements, the Valley Statutory Statements, the Charter Financial Statements, the Charter Statutory Statements, the NCM Financial Statements and the Northern County Statutory Statements.

     (b) The Valley Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of Valley and its Subsidiaries, have been audited by Coopers & Lybrand LLP, certified public accountants ("C&L"), and present fairly the financial position of Valley and its Subsidiaries at the respective dates thereof and the results of operations of Valley and its Subsidiaries for the respective periods then ended (except that the quarterly Valley Financial Statements have not been audited and do not contain full footnote disclosures in accordance with GAAP and are subject to normal recurring year-end audit adjustments).

     (c) The balance sheets of Valley and the related statements of income and cash flows included in the Valley Statutory Statements were prepared in conformity with California SAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of Valley Insurance, have been audited by C&L, and present fairly the statutory financial position of Valley Insurance at the respective dates thereof and the statutory results of operations of Valley Insurance for the respective periods then ended. The Valley Statutory Statements complied in all material respects with all applicable laws and were complete and correct in all material respects when filed, and no material deficiency has been asserted with respect to any of the Valley Statutory Statements by the California Department of Insurance.

     (d) The Charter Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of Charter and its Subsidiaries, have been audited by C&L, and present fairly the financial position of Charter and its Subsidiaries at the respective dates thereof and the results of operations of Charter and its Subsidiaries for the respective periods then ended (except that the quarterly Charter Financial Statements have not been audited and do not contain full footnote disclosures in accordance with GAAP and are subject to normal recurring year-end audit adjustments).

     (e) The balance sheets of Charter Indemnity and the related statements of income and cash flows included in the Charter Statutory Statements were prepared in conformity with Texas SAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of Charter Indemnity, have been audited by C&L, and present fairly the statutory financial position of Charter Indemnity at the respective dates thereof and the statutory results of operations of Charter Indemnity for the respective periods then ended. The Charter Statutory Statements complied in all material respects with all applicable laws and were complete and correct in all material respects when filed, and no material deficiency has been asserted with respect to any of the Charter Statutory Statements by the Texas Department of Insurance.

     (f) The NCM Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of NCM, and present fairly the financial position of NCM at the respective dates thereof and the results of operations of NCM for the respective periods then ended (except that the quarterly NCM Financial Statements do not contain full footnote disclosures in accordance with GAAP and are subject to normal recurring year-end adjustments). No financial statements of NCM have been audited.

     (g) The balance sheets of Northern County and the related statements of income and cash flows included in the Northern County Statutory Statements were prepared in conformity with Texas SAP consistently applied throughout the periods involved, were prepared in accordance with the books and records of Northern County, have been audited by C&L, and present fairly the statutory financial position of Northern County at the respective dates thereof and the statutory results of operations of Northern County for the respective periods then ended. The Northern County Statutory Statements complied in all material respects with all applicable laws and were complete and correct in all material respects when filed, and no material deficiency has been asserted with respect to any of the Northern County Statutory Statements by the Texas Department of Insurance. Northern County has not prepared any GAAP financial statements during any of the periods covered by the Northern County Statutory Statements.

     3.12  Liabilities.  (a)  Neither Valley nor any of its Subsidiaries has any
           -----------
direct or indirect debt, obligation, loss, damages, deficiency or other liability of any nature, whether absolute, accrued, contingent or otherwise ("Liability"), required by GAAP or California SAP to be set forth in a financial statement other than (i) Liabilities set forth in the Valley Financial Statements and the balance sheets included in the Valley Statutory Statements and (ii) Liabilities incurred by Valley and its Subsidiaries since March 31, 1995 in the ordinary course of business consistent with past practice.

     (b) Neither Charter nor any of its Subsidiaries has any Liability required by GAAP or Texas SAP to be set forth in a financial statement other than (i) Liabilities set forth in the Charter Financial Statements and the balance sheets included in the Charter Statutory Statements and (ii) Liabilities incurred by Charter and its Subsidiaries since March 31, 1995 in the ordinary course of business consistent with past practice.

     (c) NCM does not have any Liability required by GAAP to be set forth in a financial statement other than (i) Liabilities set forth in the NCM Financial Statements and (ii) Liabilities incurred by NCM since March 31, 1995 in the ordinary course of business consistent with past practice.

     (d) Northern County does not have any Liability required by Texas SAP to be set forth in a financial statement other than (i) Liabilities set forth in the balance sheets included in the Northern County Statutory Statements and (ii) Liabilities incurred by Northern County since March 31, 1995 in the ordinary course of business consistent with past practice.

     3.13  Absence of Changes.  (a)  Since March 31, 1995, there has been no
           ------------------
material adverse change in the business, operations, assets, Properties, financial
condition, results of operations, Insurance Permits or other material Permits of
(i) Valley and its Subsidiaries, taken as a whole, or (ii) Charter, NCM and their Subsidiaries (including Northern County), taken as a whole; provided,
                                                                  --------
however, that, for purposes hereof, insofar as Charter, NCM and their
-------
Subsidiaries (including Northern County) are concerned, any adverse change therein individually or in the aggregate involving an amount, or having a value, of at least $1,000,000 shall be deemed to be such a material adverse change (and any adverse change therein individually and in the aggregate involving an amount, or having a value, of less than $1,000,000 shall be deemed not to be such a material adverse change).

     (b) Except as set forth in Schedule 3.13 hereto and for the transactions contemplated hereby, since March 31, 1995, the Companies and their Subsidiaries (including Northern County) have operated their businesses only in the ordinary course of business consistent with past practice (except that L-P Premium is an inactive company and has had no operations in such period or since the date of its incorporation) and none of the Companies or their Subsidiaries (including Northern County) has:

               (i) amended its certificate or articles of incorporation, by-laws or other charter or organization document, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock;

               (ii) issued or sold, or issued or sold any options, warrants, calls or other rights of any kind to purchase or otherwise receive, or issued or sold any securities or instruments convertible into or exchangeable for, or entered into any contract or commitment to issue or sell, any capital stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, including, without limitation, any stock appreciation rights;

               (iii) declared, paid or set aside any sum for any dividends or declared or made any other distributions of any kind (whether in cash, stock, Property, any combination thereof or otherwise) to its stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind;

          (iv) incurred any indebtedness for borrowed money or entered into any commitment to borrow money or guarantee any Liability for borrowed money; or incurred or assumed any Liability or series of related Liabilities in excess of $100,000 (other than ordinary course obligations to policyholders arising pursuant to the terms of insurance policies issued by Valley Insurance, Charter Indemnity or Northern County in the ordinary course of business consistent with past practice);

               (v) made any change in its accounting or reserving methods or practices (including, without limitation, any change with respect to establishment of reserves for unearned premiums, losses (including incurred but not reported losses) and loss adjustment expenses) or made any change in depreciation or amortization policies or rates adopted by it;

               (vi) made any change in its business, underwriting, billing, reserving, reinsurance, investment or claims adjustment policies and practices or any change in any activity which (A) has had the effect of accelerating the recording and billing of premiums or accounts receivable or delaying the payment of expenses or the establishment of loss and loss adjustment expense and other reserves in connection with the business or any material accounts of any of the Companies, their Subsidiaries or Northern County or (B) has had the effect of materially altering, modifying or changing the historic financial or accounting practices or policies of any of the Companies, their Subsidiaries or Northern County, including accruals of and reserves for Tax Liabilities;

               (vii) suffered any damage, destruction, casualty or loss, whether or not covered by insurance, affecting any of its Property, the total amount of which was or will be greater than $100,000;

               (viii) allowed the creation of any Lien or Encumbrance on any tangible or intangible asset or Property, or any sale, transfer, assignment, lease or abandonment of any interest in any tangible or intangible asset or Property, other than sales, transfers, assignments and leases in the ordinary course of business consistent with past practice of assets of Property having an aggregate fair market value below $100,000;

               (ix) entered into any Contract, commitment or transaction (including, without limitation, any capital expenditure, capital contribution, capital financing, or purchase, lease, acquisition, sale or disposition of assets or Properties) which requires or could require payments in excess of $100,000 with respect to any individual Contract, commitment or transaction or series of related Contracts, commitments and transactions;

               (x) terminated, failed to renew, received any written notice (that was not subsequently withdrawn) to terminate or fail to renew, amended, altered, modified, suffered the occurrence of any default under, failed to perform any Liabilities or obligations under, or waived or released any rights under, any Contract which is Material;

               (xi) forgiven or permitted any cancellation of any claim, debt or account receivable, other than cancellations in the ordinary course of business consistent with past practice of any claim, debt or account receivable in an amount below $100,000;

               (xii) directly or indirectly made any payment, discharge or satisfaction of any Liability in excess of $50,000 before the same became due in accordance with its terms, other than in the ordinary course of business consistent with past practice and as reflected or reserved against in the Financial Statements and the Statutory Statements;

               (xiii) accelerated the collection, or sale to any other Person, of any of its receivables, or delayed the payment of any of its payables, other than accelerations or delays in the ordinary course of business consistent with past practice involving amounts below $100,000;

               (xiv) except for unrealized gains or losses with respect to investment assets (not resulting from any write-down, write-off or change in the basis of valuation thereof), made any revaluation of any assets or Properties, or write-down or write-off of the value of any assets or Properties (including, without limitation, any receivables), in an amount in excess of $100,000;

               (xv) made any loan or advance to any Person, other than loans or advances made in the ordinary course of business consistent with past practice in an amount below $10,000;

               (xvi) made any acquisition of all or any substantial part of the assets, Properties, securities or business of any other Person;

               (xvii) except in the ordinary course of business consistent with past practice, hired any new employees, consultants, agents or other representatives or entered into any employment or consulting agreements (other than those terminable without severance, without penalty and without cause on not more than thirty (30) days notice), or terminated, or made any change in the employment terms or conditions of, any officers, directors, employees, consultants, agents or other representatives;

               (xviii) except in the ordinary course of business consistent with past practice, increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, directors, employees, consultants, agents or other representatives;

               (xix) entered into any collective bargaining agreement or any other Contract with any labor union or association representing any employee, or been subjected to any strike, picket, work stoppage, work slowdown, labor dispute or other labor trouble;

               (xx) considered or adopted a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, demutualization, redomestication or other reorganization; or

               (xxi) entered into any Contract, commitment or transaction to do any of the foregoing.

          3.14  Legal Proceedings.  (a) Except as set forth in Schedule 3.14
                -----------------
hereto, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Companies or their Subsidiaries (including Northern County), or any of the directors, officers, employees, assets or Properties of any of them, by or before any court, other Governmental Entity or arbitrator (other than ordinary course insurance claims of policyholders arising pursuant to the terms of insurance policies issued by Valley Insurance, Charter Indemnity or Northern County in the ordinary course of business consistent with past practice).
Except as set forth in Schedule 3.14, there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting any of the Companies, their Subsidiaries, Northern County, or any of the directors, officers, employees, assets or Properties of any of them.

          (b) Except as set forth in Schedule 3.14 hereto, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Sellers by or before any court, other Governmental Entity or arbitrator which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.
Except as set forth in Schedule 3.14 hereto, there is no outstanding order, writ, judgment, injunction or decree of any court, other Governmental Entity or arbitrator against or affecting any of the Sellers which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of any of the Sellers to execute and deliver this Agreement perform its obligations hereunder or consummate the transactions contemplated hereby.

          3.15  Compliance with Laws. Each of the Companies and their
                --------------------
Subsidiaries (including Northern County) is in compliance with (a) the terms of its certificate or articles of incorporation, by-laws or other charter or organization documents, (b) all applicable laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, (c) all applicable orders, writs, judgments, injunctions, awards and decrees of any court, other Governmental Entity or arbitrator and (d) its Permits, except in the case of clauses (b) and (c) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. None of the Sellers, the Companies or their Subsidiaries (including Northern County) has received notice of any violation by any of the Companies or their Subsidiaries (including Northern County) of, or default by any of the Companies or their Subsidiaries (including Northern County) under, its certificate or articles of incorporation, by-laws or other charter or organization document, any law, statute, ordinance, rule, regulation or other legal requirement, any order, writ, injunction, award or decree of any court, other Governmental Entity or arbitrator, or any of its Permits, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

          3.16  Licenses and Permits.  Each of the Companies and their
                --------------------
Subsidiaries (including Northern County) possesses all Permits necessary for the ownership of its assets and Properties and the conduct of its businesses.
Schedule 3.16 hereto sets forth a true and complete list of all such Permits of the Companies and their Subsidiaries (including Northern County), including the jurisdictions in which any such Persons possess Permits to conduct insurance, insurance agency or brokerage and premium finance businesses. The Sellers have heretofore made available to the Purchaser true and complete copies of all such Permits as currently in effect. All such Permits are valid and in full force and effect. There is no action, proceeding, inquiry or investigation pending or, to the Knowledge of the Sellers, threatened for or contemplating the suspension, modification, limitation, cancellation, revocation or nonrenewal of any such Permit, and the Sellers have no Knowledge of any existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, modification, limitation, cancellation, revocation or nonrenewal of any such Permit. To the Knowledge of the Sellers, assuming the insurance regulatory authorities of the States of California and Texas approve the transactions contemplated hereby, the consummation of the transactions contemplated hereby will not result in the suspension, modification, cancellation, revocation or nonrenewal of any such Permit. None of the Companies or their Subsidiaries (including Northern County) is engaged in any insurance, insurance agency or brokerage or premium finance business in any jurisdiction in which it is not duly authorized or qualified to transact such business. Except for compliance with periodic renewal procedures, and assuming the insurance regulatory authorities of the State of California and Texas approve the transactions contemplated hereby, no approvals or authorizations are required to permit the Companies, their Subsidiaries and Northern County to continue its business as presently conducted, following the Closing.

          3.17  Regulatory Matters.  (a)  Except as set forth in Schedule 3.17
                ------------------
hereto, each of the Companies and their Subsidiaries (including Northern County) has filed all material reports, statements, registrations, applications, filings or other documents and submissions required to be filed with, or provided to, the California Department of Insurance, the Texas Department of Insurance or any other Governmental Entity. Except as set forth in Schedule 3.17, all such reports, statements, registrations, applications, filings, documents and submissions were in compliance in all material respects with all applicable law, statutes, ordinances, rules or regulations when filed, and no material deficiencies have been asserted by any Governmental Entity with respect thereto. Except as set forth in the above-mentioned Schedule 3.14, there is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to the Knowledge of the Sellers, threatened by any such Governmental Entity relating to any of the Companies, their Subsidiaries or Northern County.

          (b) Except for regular periodic assessments in the ordinary course of business and except as set forth in the above-mentioned Schedule 3.14, no claim or assessment is pending nor, to the Knowledge of the Sellers, threatened against any of the Companies, their Subsidiaries or Northern County by any state insurance guaranty association in connection with that association's fund relating to insolvent insurers.

          (c) The Sellers have furnished to the Purchaser true and complete copies of all annual and quarterly statements filed with or submitted to any state insurance regulatory authority and all reports of examinations (whether financial, market conduct or other) issued by any state insurance regulatory authorities in respect of any of the Companies or their Subsidiaries (including Northern County) covering, in whole or in part, any period on or after January 1, 1990, together with true and complete copies of all written responses submitted by or on behalf of any of the Sellers, the Companies or their Affiliates in respect of any such report of examination. In addition, the Sellers have made, or have caused the Companies and their Subsidiaries and Northern County to make, available to the Purchaser all files of the Sellers, the Companies or their Subsidiaries (including Northern County) relating to correspondence with insurance regulatory authorities and other Governmental Entities.

          3.18  Policy Forms and Rates.  Except as set forth in Schedule 3.18,
                ----------------------
all policies and Contracts of insurance, reinsurance or retrocessional coverage issued by Valley Insurance, Charter Indemnity, Northern County or any of the other Companies or their Subsidiaries which is an insurance company (each an "Insurance Company" and collectively the "Insurance Companies") or which are being issued by any such Insurance Company are in compliance (and at their respective dates of issuance were in compliance) with all applicable laws and, to the extent required under applicable laws, are on forms approved by applicable insurance regulatory authorities and other Governmental Entities in the jurisdiction where issued or have been filed with and not objected to by such regulatory authorities and other Governmental Entities within the period provided for objection. Any premium rates with respect to policies and Contracts of insurance, reinsurance or retrocession currently issued by any of the Insurance Companies which are required to be filed with or approved by insurance regulatory authorities or other Governmental Entities have been so filed or approved and premiums charged conform thereto. No outstanding policies or Contracts of insurance, reinsurance or retrocession issued, underwritten, reinsured or assumed by any of the Insurance Companies entitles the holder thereof or any other Person to receive any dividends, distributions or other benefits based on the revenues or earnings of any of the Companies or their Subsidiaries (including Northern County).

          3.19  Agents and Producers.  Schedule 3.19 hereto lists all agents,
                --------------------
brokers, producers, managing general agents, underwriting managers and other Persons through whom any of the Insurance Companies has written or sold any insurance, reinsurance or retrocessional coverage since January 1, 1994, and who were paid at least $25,000 in commissions by any of the Companies, their Subsidiaries or Northern County during the year ended December 31, 1994, including the total amount of commissions paid to such Persons in such year. Each of the Companies, their Subsidiaries and Northern County generally enjoys good relations with the Persons listed on Schedule 3.19 as a whole, and also generally enjoys good relations with its other insurance agents, brokers, producers and managing general agents as a whole. To the Knowledge of the Sellers, all Persons listed on Schedule 3.19 are duly licensed to act as agents, brokers, producers or managing general agent in the jurisdictions where they engage in such activities. Except as set forth in Schedule 3.19, none of the Companies, their Subsidiaries or Northern County is a party to any fronting or similar arrangement to write or sell insurance or reinsurance for any other insurer.

          3.20  Threats of Cancellation.  Except as set forth in Schedule 3.20
                -----------------------
hereto, since January 1, 1995, no policyholder or group of policyholders under a group policy, or agent, broker, producer or other Person writing, selling or producing insurance, reinsurance or retrocessional coverage, which, individually or in the aggregate together with other related policyholders, agents, brokers and producers, accounted for one percent (1%) or more of the aggregate gross premiums written by any of the Insurance Companies in the year ended December 31, 1994 has terminated or given written notice of termination of its relationship with any of the Insurance Companies. The Sellers have received no notice that any such policyholder, group of policyholders, agent, broker, producer or other such Person will or is reasonably likely to terminate such relationship as a result of the transactions contemplated by this Agreement.

          3.21  Reserves.  Schedule 3.21 hereto sets forth the respective
                --------
methodologies used by each of the Insurance Companies in establishing reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses (whether allocated or unallocated) as reflected in each of the Statutory Statements. All such reserves reflected in such Statutory Statements (a) were computed in accordance with commonly accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles, (b) were based on actuarial assumptions which were in accordance with those called for in relevant policy and contract provisions, and (c) met the requirements of all applicable insurance laws, rules and regulations. Such reserves were adequate to cover the total amount of Liabilities under all outstanding policies and Contracts of insurance, reinsurance and retrocession as of the dates of such Statutory Statements (it being understood that no representation or warranty is made herein to the effect that such reserves will in fact be adequate to cover the actual amount of such Liabilities that are eventually paid after the date hereof). Each of the Insurance Companies owns assets that qualify as admitted assets under applicable insurance laws in an amount at least equal to the sum of such reserves plus its minimum statutory capital and surplus as required under applicable insurance laws, rules and regulations.

          3.22  Reinsurance.  (a)  Schedule 3.22 hereto contains a true and
                -----------
complete list of all Contracts, treaties or arrangements regarding reinsurance, coinsurance, excess insurance, retrocession, ceding of insurance or assumption of insurance ("Reinsurance Contracts") to which any of the Insurance Companies is a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented. Each of the foregoing Reinsurance Contracts is valid and binding in accordance with its terms, and is in full force and effect. None of the Insurance Companies nor, to the Knowledge of the Sellers, any other party thereto is in default in any material respect with respect to any such Reinsurance Contract, nor to the Knowledge of the Sellers does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth in Schedule 3.22, no such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination, cancellation or commutation of any such Reinsurance Contract or that it intends to terminate, cancel or commute any such Reinsurance Contract as a result of the transactions contemplated hereby.

          (b) Except as set forth in Schedule 3.22, each of the Insurance Companies is entitled under applicable law to take full credit in its statutory financial statements for all amounts recoverable by it pursuant to the Reinsurance Contracts listed in such Schedule, and all such amounts recoverable have been properly recorded in the books and records of account of the Insurance Companies and are properly reflected in the statutory financial statements of the Insurance Companies (including, without limitation, those included in the Statutory Statements). The Sellers have no Knowledge that any such amounts are not fully collectible in due course, and have no Knowledge of any disputes as to reinsurance coverage under, or any terms or provisions of, any such Reinsurance Contract. To the Knowledge of the Sellers, the financial condition of any other party to any such Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated.

          3.23  Contracts.  (a)  Schedule 3.23 contains a true and complete list
                ---------
of all of the following Contracts (excluding insurance policies issued by the Insurance Companies in the ordinary course of business consistent with past practice) to which any of the Companies or their Subsidiaries (including Northern County) is a party or by or to which any of them or their assets or Properties are or may be bound or subject, as each such Contract may have been amended, modified or supplemented:

               (i) all standard forms of agency and brokerage Contracts and all material deviations therefrom; and all agency, brokerage or other similar insurance sales or marketing Contracts which accounted for one percent (1%) or more of the aggregate gross written premiums of any of the Insurance Companies for the year ended December 31, 1994 or one percent (1%) or more of the aggregate revenues of any other Company or Subsidiary thereof in such year;

               (ii) all Material underwriting management, third party administration, managing general agency, profit-sharing or similar Contracts (pursuant to which any underwriting, claims settlement or distribution authority is delegated);

               (iii)  partnership or joint venture Contracts;

               (iv) Contracts containing any covenant or provision limiting the freedom or ability of any Person to engage in any line of business, engage in business in any geographical area or compete with any other Person;

               (v) Contracts relating to the borrowing of money, or the direct or indirect guaranty of any obligation for, or Contract to service the repayment of, borrowed money or any other Liability in respect of indebtedness for borrowed money of any other Person, including, without limitation, any Contract relating to

     (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other Person outside the ordinary course of business, (D) the payment for Property, products or services which are not conveyed, delivered or rendered to any such party, (E) any obligation to keep-well, make-whole or maintain working capital or earnings or perform similar requirements, or (F) the guaranty of any lease or other similar periodic payments to be made by any such other Person;

               (vi) all lease, sublease, rental or other Contracts under which any of the Companies, their Subsidiaries or Northern County is a lessor or lessee of any real Property;

               (vii) lease, sublease, rental, licensing, use or similar Contracts with respect to personal Property used by any of the Companies, their Subsidiaries or Northern County in the conduct of its business, operations or affairs and providing for annual rental or use payments in excess of $25,000;

               (viii) Contracts for the purchase or sale of materials, supplies or equipment (including, without limitation, computer hardware and software), or the provision of services (including, without limitation, data processing services), involving annual payments of more than $25,000 or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty;

               (ix) Contracts for the purchase, acquisition, sale or disposition of any assets or Properties outside the ordinary course of business or for the grant to any Person (including any of the Companies, their Subsidiaries and Northern County) of any option or preferential rights to purchase any assets or Properties;

               (x) Contracts relating to the future disposition or acquisition of any investment or any interest in any Person, and all Contracts for the purchase of any security outside the ordinary course of business;

               (xi) Contracts relating to licenses of trademarks, trade names, service marks or other similar Property rights;

               (xii) employment and other Contracts with any current or former officer, director, employee, consultant, agent or other representative providing for compensation or other payments of $50,000 or more per annum (the name, position or capacity and rate of compensation of each such Person and the expiration date of each such Contract being accurately set forth in Schedule 3.23);

               (xiii) collective bargaining agreements and any other Contracts with any labor union or association representing any employee;

               (xiv) Contracts between or among (A) any of the Companies, their Subsidiaries and Northern County, on the one hand, and (B) any of the Sellers or their other Affiliates, or any of the officers or directors of any of the Sellers, the Companies, their Affiliates and Northern County, on the other hand ("Affiliate Agreements");

               (xv) Contracts under which any of the Companies, their Subsidiaries or Northern County agrees to indemnify any Person;

               (xvi) any powers of attorney granted by any of the Companies, their Subsidiaries or Northern County to any Person;

               (xvii) Contracts pursuant to which there is either a current or future obligation or right of any of the Companies, their Subsidiaries or Northern County to make payments in excess of $100,000 in any twelve-month period (other than Contracts relating to investments of the Insurance Companies in the ordinary course of business); or

               (xviii)  any other Contracts which are Material.

          (b) The Sellers have heretofore delivered or made available to the Purchaser true and complete copies of all of the written Contracts required to be set forth in Schedule 3.23 or in any other Schedule hereto. Each such Contract is valid and binding in accordance with its terms, and is in full force and effect. Except as specified in Schedule 3.23, none of the Companies or their Subsidiaries (including Northern County) is in default in any material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as specified in Schedule 3.23, to the Knowledge of the Sellers, no other party to any such Contract is in default in any material respect with respect to any such Contract. Except as set forth in Schedule 3.23, no such Contract contains any provision providing that any such other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the transactions contemplated hereby.

          3.24  Property.  Schedule 3.24 contains a true and complete list
                --------
(designating the relevant owners, lessors and lessees) of (a) all real Property owned or leased by any of the Companies or their Subsidiaries (including Northern County) and all buildings and other structures located on such real Property, and (b) all personal Property owned or leased by any such Person which, in the case of clause (b) only, is material to any of the Companies or their Subsidiaries (including Northern County). The Properties owned or leased by such Persons are sufficient to conduct the business and operations of such Persons as currently conducted, and the foregoing personal Properties are in sound operating condition and repair, normal wear and tear excepted. Each of the Companies and their Subsidiaries (including Northern County) has good and marketable title to all of their respective assets and Properties, in each case free and clear of any Lien or Encumbrance except (i) for assets and Properties which have been disposed of in the ordinary course of business since March 31, 1995, (ii) as set forth in Schedule 3.24A and (iii) Liens or Encumbrances which in the aggregate do not materially detract from the value of the assets or Properties subject thereto (as carried on the most recent applicable Financial Statements and financial statements included in the Statutory Statements) or interfere with the present use of such assets or Properties.

          3.25  Intellectual Property.  Schedule 3.25 contains a true and
                ---------------------
complete list of all trade names, trademarks, service marks, logos, copyrights, patents, similar rights (including registrations and applications to register or renew the registration of any of the foregoing), trade secrets, computer software and other similar intellectual property rights ("Intellectual Property") material to any of the Companies or their Subsidiaries (including Northern County) in connection with the conduct of its business (excluding computer software commercially available to the general public and readily replaceable at costs not material to any of the Companies or their Subsidiaries), including (a) whether such Intellectual Property is owned or licensed thereby and (b) which of the foregoing Persons is the owner or licensee of such Intellectual Property. Each of the Companies and their

Subsidiaries (including Northern County) owns, or has registered or valid rights to use, free and clear of any Lien or Encumbrance, all such Intellectual Properties which are material to such Persons. None of the Sellers, the Companies or their Subsidiaries (including Northern County) has received written notice that, and none of the Sellers have any Knowledge that, any of the Companies, their Subsidiaries or Northern County is infringing or otherwise in conflict with the rights of any other Person in respect of Intellectual Property. There is no Affiliate of the Sellers having a name including the words "Valley", "Charter", "NCM", "Northern" or "Northern County" or any derivation or variation thereof, or substantially resembling or confusingly similar in whole or in part to, the name of any of the Companies or their Subsidiaries (including Northern County).

          3.26  Investments.  Schedule 3.26 contains (a) a true and complete
                -----------
list of all securities and other investments owned by each of the Companies and their Subsidiaries (including Northern County) as of the end of the most recent calendar month, including the date of purchase, book value or amortized cost, market value and carrying value thereof on the books and records of account of such Persons as of such date and (b) a written statement of the current investment programs (which contain the investment policies and guidelines) of each such Person (the "Investment Guidelines"). Except as set forth in Schedule 3.26, none of the securities and other investments owned by such Persons is in default in the payment of principal or interest or dividends. All such securities and other investments substantially comply with the Investment Guidelines and all insurance laws and regulations of each of the jurisdictions to which the Companies and their Subsidiaries (including Northern County) are subject with respect thereto.

          3.27  Accounts Receivable.  The accounts receivable (including,
                -------------------
without limitation, premium receivables) of the Companies and their Subsidiaries (including Northern County) as reflected in the most recent Financial Statements and Statutory Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books and records of account of such Persons as of the end of the month immediately preceding the date hereof and as will be reflected at the end of the month immediately preceding the Closing Date, are and will be valid and existing and represent and will represent monies due, and each of the Companies and their Subsidiaries (including Northern County) has established and will establish reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) no material amounts are subject to refunds or other adjustments or to any defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting them, except for such refunds or other adjustments arising from policy cancellations in the ordinary course of business as would not, individually or in the aggregate, have a Material Adverse Effect.

          3.28  Employee Benefit Plans.  (a) Schedule 3.28 contains a true and
                ----------------------
complete list of all Plans. The Sellers have delivered or made available to the Purchaser, or will deliver or make available to the Purchaser prior to Closing, true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans: (i) each of the Plans listed in Schedule 3.28, including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, as to qualification under section 401(a) or 403(a) of the Code received from the IRS with respect to each of the Plans; (iii) the actuarial valuation, if any, prepared with respect to each of the Plans for the three most recent plan years;
(iv) the current summary plan description, if any, for each of the Plans; and
(v) the annual return/report on Form 5500, 5500-C or 5500-R, if any, for each of the Plans for the three most recent plan years.

          (b) Except as shown on Schedule 3.28, since December 31, 1994, none of the Companies or their Subsidiaries (including Northern County) has adopted, entered into, or amended any Plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder, in each case other than as required by the applicable Plan or in accordance with Contracts expressly identified elsewhere in this Agreement.

          (c) Except as set forth in Schedule 3.28: (i) the written terms of each of the Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with the applicable requirements, if any, of ERISA and the Code, and each of the Plans has been administered in compliance with such requirements and in accordance with its terms and the provisions of any applicable collective bargaining agreements and the terms of each plan may be enforced by the Companies and Northern County and any changes in plan terms or benefits are and have been permitted by law, Contract and plan terms; (ii) all contributions which were due and payable on or before the Closing Date to the Plans have been made in full and in proper form, and adequate accruals have been provided for in the financial statements of the Companies and their Subsidiaries (including Northern County) for all other contributions or amounts as may be required to be paid to the Plans with respect to the periods which include the Closing Date or ended prior thereto and in the case of any plan years including the Closing Date, for the portion of such contributions or amounts, including contributions or amounts required to provide for the payment of claims for workers' compensation, weekly indemnity, life, hospital, medical, surgical and dental benefits which arise, within the meaning of any of the Plans, prior to the Closing Date and are payable under the terms and conditions thereof; (iii) none of the Companies or their Subsidiaries (including Northern County) have made or agreed to make, nor are any of them required (in order to bring any of the Plans into substantial compliance with the applicable requirements, if any, of ERISA and the Code) to make, any change in benefits which would materially increase the costs of maintaining any of the Plans; (iv) no "disqualified person" or "party in interest" (as defined in section 4975 of the Code and section 3(14) of ERISA, respectively) with respect to any Plan has engaged in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, for which there was not available an exemption or which could subject any of the Companies, their Subsidiaries or Northern County to the tax or penalty imposed under section 4975 of the Code or Title I of ERISA; (v) each of the Plans for which any of the Companies, their Subsidiaries or Northern County has claimed a deduction under section 404 of the Code, as if such Plan were qualified under section 401(a) or 403(a) of the Code, has received a favorable determination letter from the IRS as to the tax qualification of such Plan, and such favorable determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment to, or failure to amend, or by operation of such Plan, and an application for a determination letter that such Plan satisfies the requirements of sections 401(a)(4) and 410(b) of the Code has been filed under the procedures established by IRS Revenue Procedure 93-39, as modified; (vi) there are no actions, suits, disputes, arbitrations or claims (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of the Sellers, threatened against any Plan or against the assets of any Plan; (vii) no Plan and no employee benefit plan (as that term is defined in section 3(3) of ERISA) sponsored by a member of a controlled group including any of the Companies or their Subsidiaries (including Northern County) which is subject to Part III of Subtitle B of Title I of ERISA or section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in section 412(a) of the Code), whether or not waived; (viii) no Plan which is subject to Title IV of ERISA has been terminated and, to the Knowledge of the Sellers, no proceeding has been initiated to terminate any Plan or to terminate any employee benefit plan (as that term is defined in section 3(3) of ERISA) sponsored by a member of a controlled group including any of the Companies or their Subsidiaries (including Northern County), and each of the Companies and their Subsidiaries (including Northern County) has paid all premiums (and interest charges and penalties for late payment), if any, due the PBGC as of the Closing Date with respect to the Plans and none of the Companies, their Subsidiaries or Northern County has incurred, or reasonably expects to incur, any liability to the PBGC, to a "Section 4042 trustee" (within the meaning of section 4042 of ERISA), or any liability under section 4069 of ERISA, except for required premium payments to the PBGC; (ix) to the Knowledge of the Sellers, each of the Companies, their Subsidiaries and Northern County has satisfied any bond coverage requirement of ERISA and all reporting and disclosure obligations under ERISA and the Code with respect to each of the Plans and the related trust, group annuity contract, insurance policy or other funding arrangement; (x) no "reportable event" within the meaning of section 4043(b)(1)-(9) of ERISA has occurred with respect to any Plan subject to ERISA (other than those with respect to which the reporting requirement is waived by rule or regulations promulgated by the PBGC and those which may result from the transactions contemplated by this Agreement); (xi) no Plan currently maintained by any of the Companies or their Subsidiaries (including Northern County), and no other employee benefit plan within the meaning of section 3(3) of ERISA under which any of the Companies or their Subsidiaries (including Northern County) has any liabilities or other obligations is, or was, a "multiple employer plan" within the meaning of section 413(c) of the Code or ERISA or the regulations promulgated thereunder, or a "multi-employer plan" as defined in section 3(37) of ERISA; (xii) the present value of all accrued benefits (whether or not vested) under each Plan and each employee benefit plan (as that term is defined in section 3(3) of ERISA) sponsored by a member of a controlled group including any of the Sellers, the Companies or their Subsidiaries (including Northern County) subject to Title IV of ERISA did not exceed, as of the most recent Plan valuation date, and will not exceed, as of the Closing Date, the then current fair market value of the assets of such Plan; (xiii) no Plan is a welfare benefit fund within the meaning of Code (S) 419(e); and (xiv) the transactions contemplated by this Agreement (other than Section 5.10) will not increase any benefit or accelerate the vesting or payment of any benefit. For purposes of determining the present value of accrued benefits under the Plans and the existence of any "accumulated funding deficiency" as used in this Section

3.27, the actuarial assumptions and methods used under each Plan for the most recent Plan valuation shall be used.

          3.29  Employee Relations.  No strike, picket, work stoppage, work
                ------------------
slowdown, lockout, labor dispute, material labor arbitration or grievance or other labor trouble, and no application for certification of a collective bargaining agent, is pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Companies or their Subsidiaries (including Northern County). No employees of any of the Companies or their Subsidiaries (including Northern County) are covered by any collective bargaining agreement or any other Contract with any labor union or association. Each of the Companies and their Subsidiaries (including Northern County) has complied in all material respects with all laws, statutes, ordinances, rules and regulations relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, workers' compensation, civil rights, and all applicable occupational safety and health acts and regulations.

          3.30  Officers, Directors and Key Employees.  Schedule 3.30 hereto set
                -------------------------------------
forth (a) the name and total compensation (payable by any of the Companies or their Subsidiaries, including Northern County) of each officer and director of each of the Companies, their Subsidiaries and Northern County and of each other employee thereof whose total compensation (so payable) for the year ended December 31, 1994 equaled or exceeded $50,000, or who will receive compensation for the fiscal year ending December 31, 1995 equal to or in excess of $50,000,
(b) all bonuses and other incentive compensation received by such Persons since January 1, 1994, and any accrual for such bonuses and incentive compensation, and (c) all Contracts or commitments by the Companies, their Subsidiaries and Northern County to increase the compensation or to modify the conditions or terms of employment of any of their respective officers or directors, or employees whose total compensation exceeds $50,000 per annum. To the Knowledge of the Sellers, none of the officers and directors of any of the Companies, their Affiliates or Northern County, nor any member of any such Person's immediately family, is directly or indirectly a party to any Contract or arrangement with any of the Companies, their Subsidiaries or Northern County providing for the furnishing of services by, the purchase, acquisition, lease or rental of Property from, or otherwise requiring payments to any such officer, director or family member (other than for service in such respective capacities).

          3.31  Insurance.  Schedule 3.31 contains a true and complete list of
                ---------
all liability, property and casualty, workers compensation, directors and officers liability, surety bonds (other than appeal bonds with respect to policy claims in the ordinary course of business), key man or corporate owned life insurance, vehicular and other insurance policies and Contracts (including the insurers, types of coverage, expiration dates, annual premiums, coverage limits, deductibles or self-insured or net retentions and other material terms thereof, and the aggregate amounts paid thereunder and any pending claim thereunder in excess of $50,000) that insure the business, operations, directors, officers, employees, assets, Properties or affairs of any of the Companies or their Subsidiaries (including Northern County) or are held by or on behalf of any of them. All such insurance policies and Contracts are valid and binding in accordance with their terms and will remain in full force and effect at all times until the Closing. To the Knowledge of the Sellers, no party to any such insurance policy or Contract is in default with respect thereto, nor does any condition exist that with notice or lapse of time or both would constitute such a default by any party thereunder. To the Knowledge of the Sellers, none of the Companies or their Subsidiaries (including Northern County) has failed to give any notice or present any claim under any such insurance policy or Contract in due or timely fashion or as required thereby in a manner which may jeopardize full recovery thereunder. To the Knowledge of the Sellers, all such insurance policies and Contracts provide coverage in amounts and upon terms that are, in all material respects, reasonable and adequate for Persons having similar businesses, operations, Properties and locales as those of the Companies and their Subsidiaries (including Northern County).

          3.32  Tax Matters.  (a)  Skandia U.S. is the "common parent" of an
                -----------
"affiliated group" of corporations (as those terms are used in section 1504(a) of the Code and the Treasury Regulations promulgated under section 1502 of the
Code) that includes each of the Companies and their Subsidiaries (excluding Northern County) (the "Sellers Group"). The Sellers Group was and is eligible to file a consolidated federal income Tax Return for each Taxable Period ending on or before the date hereof for which the statute of limitations for the assessment of an income Tax has not lapsed; and each of the Companies and their Subsidiaries (excluding Northern County) will be eligible to file a consolidated federal income Tax Return with the Sellers Group for their Taxable Period ending on the Closing Date.

          (b) All material Tax Returns required to be filed with respect to the Companies and their Subsidiaries for all

Taxable Periods ending on or before the date hereof have been timely filed (taking into account extensions of time to file). All such Tax Returns: (i) were prepared in the manner required by applicable law; (ii) are true, correct, and complete in all material respects; and (iii) reflect the liability for Taxes of the Companies and their Subsidiaries for the Taxable Periods comprised in such Tax Returns. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made with respect to such Tax Returns, have been paid when due. Except as set forth in Schedule 3.32(b), none of the Companies or their Subsidiaries is required to file or join in the filing of a consolidated, combined, unitary or group income, franchise, or premium Tax Return except the consolidated federal income Tax Return of the Sellers Group.

          (c) All Taxes of each of the Companies and their Subsidiaries for all Taxable Periods or portions thereof ending on or before the date of each Financial Statement and Interim Financial Statement (and, with respect to Northern County, the Northern County Statutory Statements) have been paid or adequately provided for in a reserve account, which includes deferred Tax assets and liabilities (the "Tax Reserve"), set forth on each such statement. Such Taxes paid or provided for include those Taxes for which a Company or one of its Subsidiaries may be liable in its own right or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity. Schedule 3.32(c) lists, for each of the Companies and their Subsidiaries, each Tax accrued in the Tax Reserve of the Financial Statement of such corporation dated December 31, 1994, and, with respect to Northern County, the Northern County Statutory Statement dated December 31, 1994.

          (d) Each of the Companies and their Subsidiaries has timely withheld from its employees, customers and other payees (and timely paid) all amounts required to be withheld and paid by the Tax withholding provisions of applicable federal, state, local and foreign laws, statutes, rules and regulations (including, without limitation, income, social security, and employment tax withholding for all types of compensation, and withholding on payments to non-United States Persons) for all payments made through the date hereof.

          (e) Schedule 3.32(e) sets forth, for each Taxable Period ending during the three-year period beginning January 1, 1992, and ended December 31, 1994, all jurisdictions in which any of the Companies or their Subsidiaries (i) has filed an income, franchise or premium Tax Return or (ii) has been included in a consolidated, combined, group, or unitary income, franchise or premium Tax

Return. Except as set forth in Schedule 3.32(e), none of the Companies or their Subsidiaries has waived or extended any statute of limitations for the assessment or collection of Taxes of any of the Companies or their Subsidiaries, and no request for any such waiver or extension is currently pending.

          (f) To the Knowledge of the Sellers, there is no power of attorney currently in force granted by or for any of the Companies or their Subsidiaries with respect to any Taxes.

          (g) Except for the Tax Allocation Agreement dated January 1, 1990, as amended, there is no Contract or agreement under which any of the Companies or their Subsidiaries has, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined, group, or unitary basis with respect to an affiliated group or other group of corporations of which any of the Companies or their Subsidiaries is or was a member.

          (h) None of the Companies or their Subsidiaries is a party to any contract, agreement, plan, or arrangement, which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by any of the Companies or their Subsidiaries by reason of section 280G of the Code.

          (i) To the Knowledge of the Sellers, the Companies and their Subsidiaries have made all payments of estimated Taxes required to be made under the Code and any state, local or foreign law. No penalties or other charges are or will become due with respect to the late filing of any Tax Return of the Companies or their Subsidiaries required to be filed on or before the Closing Date.

          (j) During the period that they have been members of the Sellers Group (or affiliated with the Sellers in the case of Northern County), none of the Companies or their Subsidiaries has received or requested any Tax Ruling or entered into any Tax Closing Agreement with any taxing authority (foreign or domestic).

          (k) No action, suit, proceeding, investigation, arbitration, audit, claim or assessment is presently pending or, to the Knowledge of the Sellers, proposed to be asserted or commenced by any taxing authority with regard to any Taxes that relate to the Companies or their Subsidiaries for which any of them may be liable. No issue has arisen in any examination of any of the Companies or their Subsidiaries by any taxing authority that, if raised with respect to the same or substantially similar facts arising in any other period not so examined, would result in a deficiency for such other period, if upheld.

          (l) No election under any of sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) is in effect with respect to any of the Companies or their Subsidiaries. None of the assets of the Companies or their Subsidiaries is an asset or property that is required to be treated as being (i) owned by any Person other than the Companies or their Subsidiaries, as the case may be, pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of section 168(h)(1) of the Code.

          (m) Except as set forth on Schedule 3.32(m), (i) none of the Companies or their Subsidiaries is required to make any adjustment pursuant to section 481 of the Code (or any similar provision of other laws or regulations) by reason of a change in accounting method or otherwise, (ii) neither the IRS nor any other taxing authority has proposed any such adjustment or change in accounting method which proposal is currently pending, and (iii) none of the Companies or their Subsidiaries has an application pending with any taxing authority requesting permission for any change in accounting method that relates to its business or operations.

          (n)  Skandia America is not a "foreign person" within the meaning of section 1445(f)(3) of the Code and Treasury Regulations section 1.1445-2(b)(2)(i) (or any corresponding provision of state, local or foreign Tax law). The Purchaser will not be required to deduct or withhold any amount pursuant to section 1445 of the Code upon the consummation of the transactions contemplated hereby.

          (o) With respect to the Companies and their Subsidiaries, Schedule 3.32(o) contains a list of all countries, states, provinces, cities, territories, and other jurisdictions (whether foreign or domestic) in which any of such Persons is required to file a Tax Return or currently is subject to a Tax. There is no unresolved claim by a taxing authority in any jurisdiction where any of the Companies or their Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by such jurisdiction.

          (p) There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of any of the Companies or their Subsidiaries.

          (q) None of the Companies or their Subsidiaries has disposed of any property in any transaction currently being accounted for under the installment method pursuant to section 453 of the Code.

          (r) None of the Companies or their Subsidiaries has participated in or cooperated with an "international boycott" within the meaning of section 999 of the Code. None of the Companies or their Subsidiaries has filed a consent under section 341(f)(1) of the Code or any comparable provision of state revenue statutes, or agreed under section 341(f)(3) of the Code to have the provisions of section 341(f)(2) of the Code applied to the sale of its capital stock.

          (s) None of the Companies or their Subsidiaries is a partner or a member of any partnership or joint venture, or any other entity classified as a partnership for federal income tax purposes.

          (t) Except as provided in Schedule 3.32(t), the Companies and their Subsidiaries (excluding Northern County) have no deferred intercompany gains or losses as defined in Treasury Regulations section 1.1502-13 (nor any gains or losses treated as deferred intercompany gains or losses for income tax purposes).

          (u) Schedule 3.32(u) hereto sets forth the individual tax bases of the assets of the Companies and their Subsidiaries as of December 31, 1994, other than the tax bases of the stock of the Companies' Subsidiaries.

          (v) Except as set forth in Schedule 3.32(v) none of the Companies or their Subsidiaries is liable under Treasury Regulations section 1.1502-6 for the federal income Tax of any corporation other than the members of the Sellers Group or the members of a consolidated return group for which a Company was the common parent.

          (w) The Companies and their Subsidiaries have (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due, from such entities or (ii) provided for all such assessments in the Financial Statements or Interim Financial Statements.

          3.33  Environmental Matters.  To the Knowledge of the Sellers, each of
                ---------------------
the Companies and their Subsidiaries (including Northern County) is in compliance with all Environmental Laws, the failure to comply with which could have a Material Adverse Effect. None of the Sellers, the Companies or their Subsidiaries (including Northern County) have received notice of any material violation by any of the

Companies or their Subsidiaries (including Northern County) of, or material default by the same under, any Environmental Law, and the Sellers have no Knowledge of any existing facts or circumstances that are likely to result in any such violation or default. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against any of the Companies or their Subsidiaries (including Northern County) that alleges or would allege any violation of any Environmental Law.

          3.34  Bank Accounts.  Schedule 3.34 contains a true and complete list
                -------------
of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Companies or their Subsidiaries (including Northern County) has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

          3.35  No Brokers.  No broker, finder or investment banker has been
                ----------
retained or engaged on behalf of any of the Sellers, the Companies, Northern County or any Affiliate of any of them or is entitled to any brokerage, finder's or other fee, compensation or commission from any such Person in connection with the transactions contemplated by this Agreement.

          3.36  Full Disclosure.  The Sellers, the Companies and the
                ---------------
Subsidiaries of the Companies (including Northern County) have complied in good faith with all requests of the Purchaser and its representatives for documents, papers and information relating to the Companies and their Subsidiaries (including Northern County) in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Purchaser or any of its representatives in connection therewith. No representation or warranty by any of the Sellers contained in this Agreement (including the Exhibits and Schedules hereto), or in any documents or papers furnished to the Purchaser by or on behalf of any of the Sellers, the Companies or their Subsidiaries (including Northern County) pursuant to this Agreement, contains any untrue statement of a material fact by any of them or omits to state a material fact required to be stated therein or necessary to make the statements contained therein by any of them, in light of the circumstances under which it was made, not false or misleading.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Sellers as follows:

          4.1  Organization of the Purchaser.  The Purchaser is a corporation
               -----------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          4.2  Authorization, Validity and Enforceability. The execution,
               ------------------------------------------
delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

          4.3  No Conflicts.  Assuming the Consents contemplated by clauses (a)
               ------------
through (c) of Section 4.4 are duly made, obtained or given (as the case may be), the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), (a) the certificate of incorporation, by-laws or other charter or organization documents of the Purchaser, (b) any Contract to which the Purchaser is a party or by or to which it or its assets or Properties may be bound or subject, (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (d) any material Permit of the Purchaser, other than, in the case of clause (b) only, any conflict, breach, violation or default which would not, individually or in the aggregate together with all such other conflicts, breaches, violations or defaults, have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

          4.4  Consents and Approvals.  Except (a) as required under the HSR
               ----------------------
Act, (b) as required under the insurance laws of the States of California, Oregon and Texas and (c) as set forth in Schedule 4.4 hereto, no Consent of any Governmental Entity or other Person is necessary to be obtained, made or given by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby.

          4.5  Legal Proceedings.  Except as set forth in Schedule 4.5 hereto,
               -----------------
there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser by or before any court, other Governmental Entity or arbitrator which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.
Except as set forth in Schedule 4.5, there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting the Purchaser which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

          4.6  Investment Intent.  The Shares will be acquired by the Purchaser
               -----------------
for its own account without a view to a distribution or resale thereof, it being understood that the Purchaser shall have the right to sell or otherwise dispose of any of the Shares pursuant to a registration or an exemption therefrom under the Securities Act of 1933, as amended, and any applicable state securities laws.

          4.7  No Brokers.  No broker, finder or investment banker has been
               ----------
retained or engaged on behalf of the Purchaser or is entitled to any brokerage, finder's or other fee, compensation or commission from the Purchaser in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   COVENANTS

          5.1  Conduct of Business.  (a)  From the date hereof to and including
               -------------------
the Closing Date, the Sellers will cause the Companies and their Subsidiaries (including Northern County) to (i) conduct their operations in the ordinary course of business consistent with past practice and use their best efforts to preserve intact their business organizations, goodwill and Permits, to keep available the services of their officers and employees and to maintain existing relationships with customers, policyholders, managers, agents, brokers, distributors, suppliers and others having business dealings with any of them,
(ii) maintain insurance coverages and their books, records and accounts in the usual manner consistent with prior practice, (iii) comply in all material respects with all laws, statutes, ordinances, rules and regulations of Governmental Entities applicable to them, (iv) maintain and keep its Properties and equipment in good repair, working order and condition, normal wear and tear excepted, and (v) perform in all material respects its obligations under all Contracts and commitments to which it is a party or by or to which it is bound or subject.

          (b) From the date hereof to and including the Closing Date, the Sellers will not permit any of the Companies or their Subsidiaries (including Northern County) to directly or indirectly (i) amend or modify its certificate or articles of incorporation, by-laws or other charter or organization documents, (ii) except as expressly required hereby, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, call, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or series or any other equity interest, or any bonds, debentures, notes, surplus notes, debt instruments, evidences of indebtedness or other securities of any kind, including, without limitation, any stock options or stock appreciation rights,
(iii) split, combine or reclassify any shares of its capital stock, or declare, pay or set aside any sum for any dividend or other distribution (whether in cash, stock or Property, any combination thereof or otherwise) in respect of its capital stock, or redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any Common Stock or any of its other securities or any securities of its Subsidiaries, (iv) adopt a plan of complete or partial liquidation, dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization, demutualization, redomestication or other reorganization, (v) make any material change in any financial reporting,

Tax, accounting, actuarial or reserving methods or practices or in the Investment Guidelines, (vi) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability either not in accordance with past practice or which would have a Material Adverse Effect, (vii) purchase or sell securities or other investments, or invest or reinvest income and proceeds in respect thereof, other than in accordance with the Investment Guidelines and applicable law, (viii) contribute to any Plan amounts in excess of normal and ordinary contributions, determined in the case of a defined benefit plan in accordance with the actuarial assumptions and methodologies used in the most recent formal annual actuarial valuation of the plan, or accelerate any contribution or payment to or on behalf of any Plan, or accelerate any payment to be made under any Plan, or adopt a new Plan, amend any Plan or permit any Plan to enter into any Contract, insurance arrangement or funding obligation to increase present or future benefits or the present or future cost of providing benefits, or (ix) without the prior written consent of the Purchaser, take any of the other actions described in Section 3.13(b) or take any action, or omit to do any act, that individually or in the aggregate would, or would be reasonably likely to, result in (A) any of the representations and warranties set forth in Article III of this Agreement not being true in all material respects (or, in the case of any such representations or warranties which are qualified as to materiality, true in all respects) or (B) any of the conditions set forth in Articles VI and VII not being satisfied or (C) any breach of any covenant or obligation hereunder or (D) a Material Adverse Effect.

          5.2  Access to Information; Consultation; Confidentiality.  (a)  From
               ----------------------------------------------------
the date hereof until the Closing, the Sellers will, and will cause each of the Companies, their Subsidiaries and Northern County to, (i) allow the Purchaser and its officers, employees, counsel, accountants, consultants and other authorized representatives ("Representatives") to have reasonable access to the books, records, Contracts, facilities, management and personnel of the Companies, their Subsidiaries and Northern County, (ii) furnish promptly to the Purchaser and its Representatives all information and documents concerning the Companies, their Subsidiaries and Northern County as the Purchaser or its Representatives may reasonably request, and (iii) cause the respective officers, employees and Representatives of the Sellers, the Companies, their Subsidiaries and Northern County to cooperate in good faith with the Purchaser and its Representatives in connection with all such access. In addition, the Sellers will, and will cause each of the Companies and their Subsidiaries (including Northern County) to, use reasonable efforts to consult with the Purchaser a reasonable period of time prior to entering into any transaction or arrangement or taking any action which is Material, in a manner which will allow the Purchaser a reasonable opportunity to evaluate and present its views to the Sellers regarding such transaction, arrangement or action (it being understood that the Sellers, the Companies and their Subsidiaries shall have the sole authority to make all final decisions with respect thereto prior to the Closing). No investigation or review by the Purchaser or any of its Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Sellers under this Agreement or otherwise; it being understood that, notwithstanding any right of the Purchaser fully to investigate the affairs of the Companies and their Subsidiaries (including Northern County), and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to any such investigation or right of investigation, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement.

          (b) All information and documents provided under this Section 5.2 shall be kept confidential by the Purchaser and its Representatives, unless any such information or documents (i) is or becomes generally available to the public (other than as a result of a disclosure by the Purchaser or any of its Representatives), (ii) was already known by or available on a non-confidential basis to the Purchaser prior to being furnished by or on behalf of the Sellers, the Companies and their Subsidiaries (including Northern County) hereunder, or
(iii) is or becomes available to the Purchaser from a third party not bound by any contractual obligation to the Sellers, the Companies and their Subsidiaries (including Northern County) to keep such information confidential. In the event of the termination of this Agreement pursuant to Section 9.1, the Purchaser will, upon the request of the Sellers, promptly deliver to the Sellers all written information and documents provided under Section 5.2(a) in the possession of the Purchaser or any of its personnel, including all copies, reproductions, summaries, analyses and extracts thereof or based thereon.

          5.3  Cooperation and Reasonable Best Efforts.  Subject to the terms
               ---------------------------------------
and conditions hereof, (a) each of the parties hereto shall cooperate with each other, and the Sellers will cause the Companies, their Subsidiaries and Northern County to cooperate with the Purchaser, in connection with consummating the transactions contemplated by this Agreement and the Exhibits hereto (including, without limitation, the extension of the Northern County Management Contract as contemplated by Section 6.10 and the subrogation rights of Skandia Ltd contained in section 4 of the Northern County Guaranty), and (b) each of the parties hereto agrees to, and the Sellers will cause each of the Companies and their Subsidiaries (including Northern County), to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, the foregoing extension of the Northern County Management Contract). For purposes of this Section 5.3, the covenant of the parties to use their "reasonable best efforts" shall not require any party to (i) incur any unreasonable expenses, (ii) agree to materially limit the conduct of its business or (iii) divest itself of any material assets or Properties, in each case except as otherwise contemplated hereunder.

          5.4  Consents and Approvals.  As soon as practicable after the
               ----------------------
execution of this Agreement, each of the parties hereto shall, and the Sellers shall cause the Companies and their Subsidiaries (including Northern County to, use its reasonable best efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons (including, without limitation, the insurance regulatory authorities of the States of California, Oregon and Texas and, pursuant to the HSR Act, the Federal Trade Commission and the United States Department of Justice) as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.

          5.5  Notification of Certain Matters.  Each of the Sellers, on the one
               -------------------------------
hand, and the Purchaser, on the other hand, shall give prompt notice to the other of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Sellers or the Purchaser, respectively, contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty which is qualified as to materiality, untrue or inaccurate in any respect) at or prior to the Closing and (b) any material failure of any of the Sellers or the Purchaser, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to
              --------  -------
this Section 5.5 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other of any action, suit, claim, proceeding or investigation of the type required to be described in Schedule 3.14 or Schedule
4.5 hereof that is commenced or, to its Knowledge, threatened, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

          5.6  Public Announcements.  Each party hereto shall notify the other
               --------------------
parties hereto prior to issuing any press release or making any public statement pertaining to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without obtaining the reasonable approval of the other parties prior thereto, except that each party will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or stock exchange rules.

          5.7  No Solicitation.  The Sellers, the Companies, their Affiliates
               ---------------
(including Northern County) and their respective officers, directors, employees, Representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons ("Prior Bidders"), other than the Purchaser and its Representatives, conducted heretofore with respect to any direct or indirect acquisition of all or any material portion of the assets or Properties of, or any capital stock (including, without limitation, the Shares) or other equity interest in, any of the Companies and their Subsidiaries (including Northern County) or any business combination with any of the Companies, their Subsidiaries or Northern County (whether by merger, consolidation, bulk or assumption reinsurance, demutualization or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein, including, without limitation, any transaction involving a change of control of any of the Sellers (any of the foregoing, an "Alternative Transaction"), and will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or otherwise cooperate in any way with, any Person (other than the Purchaser and its Representatives) concerning any Alternative Transaction. The Sellers shall notify the Purchaser orally and in writing if any proposal relating to an Alternative Transaction (an "Alternative Transaction Proposal") is received by any of them, the Companies, their Affiliates or Northern County, or if any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of the foregoing Persons in connection with an Alternative Transaction or Alternative Transaction Proposal, immediately after receipt of such Alternative Transaction Proposal, inquiry, request or other communication. Such written notification shall include the identity of the Person making such Alternative Transaction Proposal, inquiry, request or other communication and such other information with respect thereto as is reasonably necessary to apprise the Purchaser of the precise nature of such inquiry, request or other communication, or the material terms of such Alternative Transaction Proposal, and all other material information relating thereto. The Sellers shall use their best efforts to cause all confidential or proprietary materials relating to any of the Companies and their Subsidiaries (including Northern County) previously furnished to Prior Bidders or other Persons in connection with an Alternative Transaction to be promptly returned to the Sellers. At the Closing, the Sellers shall assign to the Purchaser the non-exclusive right to enforce the rights of the Sellers and their Affiliates under any and all confidentiality agreements entered into with Prior Bidders and other prospective acquirors of any of the Companies or their Subsidiaries, upon terms and pursuant to an instrument in form and substance reasonably satisfactory to the Purchaser.

          5.8  Interim Financial Statements and Investment Reports.  (a)  From
               ---------------------------------------------------
the date hereof until the Closing Date, as soon as practicable after they become available (and in any event within forty-five (45) days after the end of each calendar quarter or, in the case of monthly financial statements, within twenty
(20) days after the end of each calendar month), the Sellers shall deliver to the Purchaser true and complete copies of:

          (i) (A) the consolidated balance sheet of Valley and its subsidiaries as at the end of each quarterly period ending on or after the date hereof, and the related consolidated statements of income, changes in stockholder's equity and cash flows of Valley and its subsidiaries for such quarterly period and the portion of the fiscal year through the end of such quarterly period, (B) the consolidated balance sheet of Charter and its subsidiaries as at the end of each quarterly period ending on or after the date hereof, and the related consolidated statements of operations, changes in stockholder's equity and cash flows of Charter and its subsidiaries for such quarterly period and the portion of the fiscal year through the end of such quarterly period, (C) the balance sheet of NCM as at the end of each quarterly period ending on or after the date hereof, and the related statements of income, changes in stockholder's equity and cash flows of NCM for such quarterly period and the portion of the fiscal year through the end of such quarterly period, (D) the balance sheet of Northern County as at the end of each quarterly period ending on or after the date hereof, and the related statements of operations and cash flows of Northern County for such quarterly period and the portion of the fiscal year through the end of such quarterly period and (E) to the extent prepared, all monthly GAAP financial statements of the Companies or their Subsidiaries, including Northern County (collectively, the "Interim Financial Statements"); and

          (ii) (A) the statutory quarterly statement of each of the Insurance Companies as filed with the insurance regulatory authorities in their respective states of domicile for each quarterly period ending on or after the date hereof, including in each case all exhibits, interrogatories, notes and schedules thereto and any actuarial opinion, affirmation or certification filed in connection therewith and (B) to the extent prepared, all monthly statutory-basis financial statements of the Insurance Companies (collectively, the "Interim Statutory Statements").

In addition, during such period, if and when available, the Sellers shall deliver to the Purchaser true and complete copies of any budgets, business plans and financial projections, or modifications thereof, prepared by or on behalf of any of the Sellers or their Affiliates relating to any of the Companies and their Subsidiaries (including Northern County).

          (b) The Interim Financial Statements will each be prepared in accordance with GAAP consistently applied throughout the periods involved (and on a basis consistent with the relevant Financial Statements) and in accordance with the books and records of the Company and its Subsidiaries (if any) to which it relates, and will present fairly the financial position of such Company and its Subsidiaries (if any) as at the respective dates thereof and the results of operations of such Company and its Subsidiaries (if any) for the respective periods then ended, except that quarterly and monthly Interim Financial Statements will not be required to contain full footnote disclosures in accordance with GAAP and may be subject to normal recurring year-end audit adjustments. The financial statements included in the Interim Statutory Statements will each be prepared in conformity with California SAP or Texas SAP, as appropriate, consistently applied throughout the periods involved (and on a basis consistent with the financial statements included in the Statutory Statements) and in accordance with the books and records of the

Insurance Company to which they relate, and will present fairly the statutory financial position of such Insurance Company as at the respective dates thereof and the statutory results of operations of such Insurance Company for the respective periods then ended. The Interim Statutory Statements will comply in all material respects with all applicable laws and will be complete and correct in all material respects when filed.

          (c) From the date hereof until the Closing Date, as soon as practicable after it becomes available (and in any event within twenty (20) days after the end of each calendar month, the Sellers shall deliver to the Purchaser a true and complete list of all purchases, acquisitions, sales and dispositions during the previous month of investments owned by any of the Companies, their Subsidiaries and Northern County, and all investments and reinvestments of income and proceeds in respect thereof, including the dates of such transactions and the book value or amortized cost, market value and carrying value thereof on the books and records of account of such Persons as of the end of the previous month.

          5.9  Tax Matters.  (a)  The Sellers shall, or shall cause the
               -----------
Companies and/or their Subsidiaries to, prepare and file all Tax Returns of or including the Companies and/or their Subsidiaries that are required to be filed (with extensions) on or before the Closing Date. All such Tax Returns will be made and filed by the Sellers, the Companies, and their Subsidiaries in a manner consistent with the prior practice of the Sellers, the Companies and their Subsidiaries. The Sellers shall prevent the Companies and their Subsidiaries from making any new tax elections after the execution of this Agreement and through the Closing Date without obtaining the prior written consent of the Purchaser.

          (b) The Sellers shall file a consolidated federal income Tax Return which includes, and reports the operations from, the Companies and their Subsidiaries (other than Northern County) for the period beginning January 1, 1995, and ending on the Closing Date, subject to the prior review of the Purchaser with respect to the proposed treatment of any item in such Tax Return that affects the Purchaser's liability under Section 8.3(b) of this Agreement. The Companies and their Subsidiaries (other than Northern County) shall cooperate with the Sellers and the Purchaser to the extent reasonably necessary to prepare such Tax Return. The Purchaser shall, or shall cause the Companies and/or their Subsidiaries to, file a federal income Tax Return which includes, and reports the operations from, the Companies and their Subsidiaries (other than Northern County) for the Taxable Period beginning on the day following the Closing Date. All Tax Returns referred to in this Section 5.9(b) shall be prepared by the Purchaser and the Sellers in accordance with Treasury Regulations section 1.1502-76 based on a closing of the books of the Companies and their Subsidiaries as of the end of the Closing Date.

          (c) Other than the Tax Returns covered by section 5.9(b), all Tax Returns of or including the Companies and their Subsidiaries with respect to Tax Periods beginning after December 31, 1994 shall be prepared and filed by the Purchaser, the Companies or their Subsidiaries, as the case may be, provided,
                                                                    --------
however, that the filing of any such Tax Return that includes or covers some or
-------
all of the period from January 1, 1995 through the Closing Date shall be subject to the prior review of the Sellers with respect to the proposed treatment of any item in such Tax Returns that affects the Sellers' liability under Section
8.3(a).

          (d) If either party shall disagree with or object to the proposed treatment of any item in a Tax Return that such party is entitled to review in accordance with Sections 5.9(b) or (c) of this Agreement, then the parties shall negotiate in good faith to resolve such disagreement or objection. If such matter cannot be resolved by mutual agreement prior to the due date (with extensions) for the filing of the pertinent Tax Return, then the Tax Return shall be filed on a timely basis by the party responsible for the filing of such Tax Return in accordance with Sections 5.9(b) or (c) of this Agreement, and the other party shall be entitled to submit the matter to the Tax Settlement Auditor, whose resolution of such matter shall be binding on both parties.

          (e) As soon as reasonably practicable after the Closing Date (with respect to the 338 Tax Cost, after the final resolution of the Tax Schedules pursuant to Section 5.10(c)), the Purchaser shall compute the Short Period Tax, the Estimated Tax Payments, and the 338 Tax Cost. The Purchaser's computation of these items shall be subject to the review and consent of Skandia America, which consent shall not be unreasonably withheld. If Skandia America reasonably disputes the Purchaser's computation of the Short Period Tax, the Estimated Tax Payments, or the 338 Tax Cost (if any), then Skandia America and the Purchaser shall negotiate in good faith to resolve the dispute. Any dispute that cannot be resolved by Skandia America and the Purchaser shall be resolved by the Tax Settlement Auditor, whose resolution of such dispute shall be binding on both parties. The amounts of the Short Period Tax, the Estimated Tax Payments, and the 338 Tax Cost (if any) as finally determined in accordance with this Section 5.9(e) shall be final and binding on the parties and shall not be revised after such final determination.

          (f) The Purchaser shall pay to Skandia America the excess, if any, of the Short Period Tax over the Estimated Tax Payments or Skandia America shall pay to the Purchaser the excess, if any, of the Estimated Tax Payments over the Short Period Tax. The payment required by this Section 5.9(f) shall be paid within five (5) Business Days after the first to occur of (i) Skandia America's consent to the Purchaser's computation of the Short Period Tax and the Estimated Tax Payments and (ii) the final resolution by the Tax Settlement Auditor of any dispute between the parties concerning the computation of the Short Period Tax and/or the Estimated Tax Payments.

          (g) If the Purchaser and Skandia U.S. make the 338 Elections, the Purchaser shall pay to Skandia America the 338 Tax Cost (if any) within five (5) Business Days after the filing of the 338 Elections with the IRS.

          (h) The payments required by Sections 5.9(f) and (g), if any, shall also include such additional amounts as required to "gross-up" such payments for any tax liability resulting from such payments being treated as a purchase price adjustment or otherwise as taxable income to Skandia America. The determination of the taxability of such payments shall be made by the parties prior to any payment and any dispute shall be resolved by the Tax Settlement Auditor.

          (i) All transfer, sales, use, recordation, stamp or similar Taxes required to be paid in connection with the transactions contemplated herein, including the sale and delivery to the Purchaser of the Shares, shall be paid by the party upon whom such Taxes are imposed by any law or regulation. At the Closing, the Sellers shall cause all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

          (j) To the extent available in the records of the Sellers, the Companies, or their Subsidiaries, true and complete copies of all Tax Returns and all schedules thereto (or relevant portions thereof) filed by, on behalf of, or with respect to each of the Companies and their Subsidiaries with any taxing authority for all Taxable Periods ending on or before the Closing Date, and all written communications relating to all such Tax Returns (including revenue agent's reports, settlement agreements, compromise agreements, and the like), will be made available to the Purchaser by the Sellers for inspection upon its request. After the Closing Date, the Purchaser, on the one hand, and the Sellers, on the other hand, each shall make available (or cause their respective Affiliates to make available) to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Taxes of the Companies and their Subsidiaries for all periods ending on or before the Closing Date, and shall preserve (or shall cause the Companies and their Subsidiaries to preserve) all such information, records and documents in accordance with their generally applicable record retention policy.

          (k) The Tax Allocation Agreement dated January 1, 1990, as amended, shall terminate with respect to each Company and its Subsidiaries as of the Closing Date, and each Company and its Subsidiaries shall thereafter be released from any liability thereunder.

          (l) After the Closing, the Seller and the Purchaser shall provide, and shall cause each of their Affiliates to provide, to the other party and its Affiliates such information (including access to books and records) relating to the Companies, their Subsidiaries, and the Sellers as the Sellers or the Purchaser may reasonably request in order to permit (i) the filing of any Tax Return, amended Tax Return, or claim for refund; (ii) the determination of any Tax liability, right to the refund of Taxes, or the amount of any foreign Tax credit; (iii) the determination of the amount of any payment required under this Agreement; and (iv) the conduct or defense of any audit, claim, suit, or other proceeding in respect of Taxes. The Purchaser and the Sellers shall cooperate with each other in the conduct of any audit, claim, suit, or other proceeding involving the Companies and/or their Subsidiaries for any Tax purpose.

          (m) If a Company or one of its Subsidiaries incurs a net operating loss that may be carried back and absorbed in a Tax Return of the Sellers Group, then an election under section 172(b)(2) of the Code shall be made by or on behalf of such Company or Subsidiary with respect to such net operating loss. If, for a Taxable Period beginning after the Closing Date, a Company or a Subsidiary of a Company incurs a capital loss, a general business credit, or other item (excluding a net operating loss) that must be carried back to a consolidated federal income Tax Return of the Sellers Group for a Taxable Period ending before or including the Closing Date, Skandia U.S. shall amend such prior period Tax Return and claim a refund or credit of Tax attributable to the carryback of such item. If the claim for the overpayment of Tax attributable to the carryback item is allowed to the Sellers Group, the Sellers shall pay the amount of the reduction in Tax for the prior period (plus interest, if applicable), less the reasonable costs and expenses incurred by Skandia U.S. in connection with the preparation of such amended Tax Return, to the Company or the Subsidiary, as the case may be. In the event that (i) the Sellers Group incurs a net operating loss, a capital loss, a general business credit, or other item during a Taxable Period beginning after the Closing Date; (ii) such item could or should be carried back to a Taxable Period with respect to which a Company or a Subsidiary previously received a payment pursuant to this Section 5.9(l); (iii) such net operating loss, capital loss, general business credit, or other item incurred by the Sellers Group is reasonably expected to expire unused by any member corporation of the Sellers Group; and (iv) such item would not have expired unused to a member of the Sellers Group in the absence of the reduction of Tax attributable to the previous carryback adjustment attributable to a Company or one of its Subsidiaries, then such Company or Subsidiary shall pay to the Sellers the amount of the reduction of Tax for such carryback year that would have been credited or refunded to the Sellers Group in the absence of the carryback from the Company or the Subsidiary. The amount of the payment provided by the immediately preceding sentence shall not exceed the amount of the payment previously made by the Sellers to the Company or Subsidiary with respect to such carryback Taxable Period.

          (n) The Sellers shall not make or allow to be made an election under Treasury Regulations section 1.1502-20(g) with respect to the net operating loss of any Company or one or more of its Subsidiaries.

          (o) The Sellers shall deliver to the Purchaser all appropriate additions and revisions to the Schedules described in Section 3.32 as soon as reasonably practicable after such additions or revisions are required to be disclosed under the terms of this Agreement.

          (p) For purposes of this Section 5.9, prior to and including the Closing Date, the Companies and their Subsidiaries shall be considered Affiliates of the Sellers, and after the Closing Date the Companies and their Subsidiaries shall be considered Affiliates of the Purchaser. The Purchaser or the Sellers, as the case may be, shall cause their respective Affiliates to perform any covenant, agreement, obligation or other duty imposed on such Affiliates under the terms of this Section 5.9.

          5.10  338 Elections.  (a)  The Purchaser shall have the right, but not
                -------------
the obligation, to require Skandia U.S. to join with the Purchaser in making the elections provided for in section 338(g) and section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (the "338 Elections") with respect to the Purchaser's acquisition of the Valley Shares from Skandia America. If the Purchaser causes Skandia U.S. to make the 338 Elections, the Purchaser and Skandia U.S. (and their Affiliates), at the option of the Purchaser, shall make such other similar elections as may be necessary for state and local income Tax purposes provided that such elections achieve substantially the same result to the Purchaser and Skandia U.S. as the 338 Elections achieve for federal income Tax purposes and, for purposes of this Agreement, the term "338 Elections" shall be deemed to include any such state and local income Tax elections.

          (b) The Purchaser shall have the right under Section 5.10(a) to make the 338 Elections with respect to Valley and with respect to any one or more of its Subsidiaries with no obligation to make the 338 Elections with respect to any other Valley Subsidiaries (if applicable).

          (c) If the Purchaser preliminarily elects to cause Skandia U.S. to make the 338 Elections, within five (5) months of the Closing Date the Purchaser shall provide to Skandia U.S. schedules setting forth (A) the tax basis of each of the assets of Valley and its Subsidiaries as of the Closing Date (determined without giving effect to any 338 Elections), (B) the "Adjusted Grossed Up Basis" of the assets of Valley and its Subsidiaries (as such term is defined in Treasury Regulations section 1.338(b)-1(c)), (C) the fair market value of the assets of Valley and its Subsidiaries as of the Closing Date, (D) an allocation of the Adjusted Grossed Up Basis among such assets pursuant to Treasury Regulations section 1.338(b)-2T and, if applicable, section 1.338(b)-3T, (E) the acquisition costs incurred by the Purchaser in connection with the acquisition of the Valley Shares hereunder as defined in Treasury Regulations section 1.338(h)(10)-1(f)(4) ("Purchaser's Costs"), (F) the modified ADSP (MADSP) (as such term is defined in Treasury Regulations section 1.338(h)(10)-1(f)), and (G) an allocation of the MADSP among the assets of Valley and its Subsidiaries in accordance with Treasury Regulations section 1.338(h)(10)-(1)(f) (the schedules set forth in clauses (A)-(G), the "Tax Schedules"). The Purchaser shall provide to Skandia U.S. any information reasonably requested by Skandia U.S. promptly after receipt of the Tax Schedules to substantiate the Tax Schedules and the computation thereof. Within twenty (20) Business days after receipt of the Tax Schedules, Skandia U.S. shall notify the Purchaser in writing of any objections to the Purchaser's computation of the Tax Schedules, including a detailed explanation of the basis for such objections. If Skandia U.S. fails to so object in writing to the Tax Schedules within such time, the Tax Schedules shall be deemed to be final and binding upon the parties with respect to the making of the 338 Elections. If Skandia U.S. makes such a timely written objection to the Tax Schedules, however, then the Purchaser and Skandia U.S. shall negotiate in good faith to resolve any matters in dispute with respect thereto. If the Purchaser and Skandia

U.S. are unable to resolve any such matters in dispute within ten (10) Business Days after the Purchaser's receipt of Skandia U.S.'s written objections to the Tax Schedules, then the Purchaser and Skandia U.S. shall submit any such disputed matters to the Tax Settlement Auditor for resolution and the Tax Settlement Auditor shall resolve any disputed items as soon as practicable after being retained to resolve such disputed items. The Tax Schedules will become final and binding upon agreement by Skandia U.S. and the Purchaser or upon the resolution of any disputes by the Tax Settlement Auditor. Upon the final resolution of the 338 Tax Cost, the Purchaser may elect to have the 338 elections filed, or not filed, in the sole discretion of Purchaser. If the Purchaser elects to file the 338 Elections, the Purchaser and Skandia U.S. shall act in accordance with Tax Schedules in the preparation and filing of all the Tax Returns and in the course of any tax audit, appeal, or litigation relating thereto, and each party shall notify the other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any taxing authority that affects the Tax Schedules.

          (d) The Purchaser and Skandia U.S. shall comply fully with all filing and other requirements necessary to effectuate the 338 Elections on a timely basis and shall cooperate in good faith with each other in the preparation and timely filing of all Tax Returns required to be filed in connection with the making of the 338 Elections, including the exchange of information and the joint preparation, execution, and filing of Form 8023-A (including related schedules).

          (e) All items of income, gain, loss, and deduction recognized by the Companies and their Subsidiaries as a result of, and in accordance with, the deemed asset sale resulting from the making of the 338 Elections shall be included in the consolidated federal income Tax Return of the Sellers Group for its Taxable Period that includes the Closing Date. The consolidated federal income Tax liability resulting from the 338 Elections shall be timely paid by the Sellers subject to the Purchaser's obligation to pay Skandia America for the 338 Tax Cost.

              5.11  Employee Benefit Matters.
              ------------------------------

          (a)  Retirement Plan.
               ---------------

          (i) Employees shall cease to accrue any benefits under the Seller's Retirement Plan as of the Closing Date or as soon thereafter as may be practical in accordance with ERISA.

          (ii) The Seller's Retirement Plan shall be amended to: (i) provide that Employees are fully vested in their accrued benefits attributable to their service prior to the Closing Date; (ii) preserve any rights to early retirement benefits for which such an Employee is eligible as of the Closing Date; and
(iii) provide for (subject to the provisions of the Code and ERISA) distribution of benefits accrued through the date described in (i) above.

          (iii) The Sellers shall retain all liabilities, including but not limited to liabilities for benefits, unfunded liabilities and contributions, under the Seller's Retirement Plan, whether incurred before, on, or after the Closing Date, except liabilities for contributions with respect to normal costs accrued or reserved for in the ordinary course of business on the balance sheets contained in the Interim Financial Statements as of the end of the calendar month immediately preceding the Closing Date in accordance with GAAP and actuarial methodologies applied consistently with the practices of the Companies and their Subsidiaries immediately prior to the date of this Agreement.

          (b)  Defined Contribution Plan.
               -------------------------

          (i) The Seller's Defined Contribution Plan shall be amended to provide that contributions thereto in respect of Employees shall cease as of the Closing Date and any rights to contributions on or after the Closing Date shall be determined in accordance with the terms of the Successor Plan. No later than January 1, 1996, the Successor Plan shall include as participants the Employees (other than any terminated non-vested participants) who were participants in the Seller's Defined Contribution Plan immediately prior to the Closing Date. Other Employees shall become participants in the Successor Plan in accordance with its terms.

          (ii) As soon as practicable following December 31, 1995, the Defined Contribution Plan shall be amended (A) to fully vest the Employees in their Account Balances and (B) to distribute all account balances of Employees (including, as applicable, all employee and employer contributions, all earnings attributable to such contributions and participant promissory notes), such balances to be determined as of the first day of the month preceding the distribution, and such distribution to be made in accordance with procedures prescribed by the Code, ERISA, and the applicable Plan document(s).

          (iii) The Sellers shall retain all liabilities, including but not limited to liabilities for benefits, unfunded liabilities and contributions, under the Seller's Defined Contribution Plan, whether incurred before, on, or after the Closing Date, except liabilities for contributions with respect to costs accrued or reserved for in the ordinary course of business on the balance sheets contained in the Interim Financial Statements as of the end of the calendar month immediately preceding the Closing Date in accordance with GAAP applied consistently with the practices of the Companies and their Subsidiaries immediately prior to the date of this Agreement.

          (c)  Bonuses.  The Companies shall retain all obligations and
               -------
liabilities for bonuses and incentive payments in connection with the relevant Employee Benefit Plans in effect immediately prior to the Closing Date and shall cause the payment of such bonuses or incentive payments, if any, to be made in accordance with the terms of such Employee Benefit Plans.

          (d)  Welfare Benefits.  With respect to each Employee, the Purchaser
               ----------------
shall cause the Companies to assume the obligation and liability for claims by any such individual (or his or her covered dependent or COBRA beneficiary) under employee welfare benefit plans (within the meaning of section 3(1) of ERISA) of the Companies, whether incurred prior to, on or after the Closing Date; provided, however, that the Sellers shall cooperate in good faith with the
--------  -------
Purchaser to arrange for payment of any claims incurred prior to the Closing Date to the extent such claims are covered under any insurance policy held by the Sellers for the purpose of payment of such claims. The Purchaser shall cause the Companies to provide for the waiver under the Purchaser's welfare benefit plans covering Employees on and after the Closing Date of any conditions to coverage with respect to preexisting medical conditions and shall credit Employees with any amounts paid prior to the Closing Date in order to satisfy applicable deductible amounts and co-payment minimums under the corresponding welfare plans of the Purchaser.

          (e)  Credit.  The Purchaser shall cause the Companies and their
               ------
Subsidiaries to credit for all purposes under any benefit plans covering the Employees, including the Successor Plan, the service credited through the Closing Date under the Parent's or the Seller's benefits plans as if such service had been rendered to the Purchaser.

          (f)  WARN.  The Purchaser shall cause the Companies and their
               ----
Subsidiaries to comply with the requirements of WARN and any similar state notification laws with respect to any loss of employment concerning the Affected Employees that takes place on or after the Closing Date.

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

          (g)  Third-Party Rights.  No provision of this Section 5.10 shall
               ------------------
create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers, any of their Affiliates, or the Companies in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 5.10 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the current Plans.

          5.12  Insurance Coverage.  The Sellers will cooperate with the
                ------------------
Purchaser in obtaining, at the expense of the Purchaser or the Companies, continued or replacement insurance coverage, effective as of the Closing Date, providing coverage to each of the Companies, their Subsidiaries and Northern County comparable to that provided by the policies and Contracts listed on
Schedule 3.31 which policies and Contracts are not issued directly to any of the Companies and their Subsidiaries (including Northern County). Without limiting the generality of the foregoing, the Sellers will provide such information, and cause the Companies, their Subsidiaries and Northern County to complete and execute such applications, as may be reasonably necessary to arrange for such continuation or replacement insurance coverage.

          5.13  Debt Restructuring.  The indebtedness of Charter and its
                ------------------
Subsidiaries will be restructured as follows:

          (a) Prior to the maturity or due date thereof, and before the Closing, the Sellers will cause the Monarch Note to be replaced with a promissory note (in form and substance reasonably satisfactory to the Purchaser) made by Monarch to Skandia Capital AB (publ), (i) in a principal amount no greater than the principal amount currently outstanding under the Monarch Note,
(ii) providing for payment of such principal in installments not to exceed $2,400,000, on the first day of each calendar month from January 1, 1995 until payment in full (no later than June 1, 1996), (iii) bearing interest, payable monthly together with the foregoing principal installments, on unpaid principal amounts at an interest rate equal to 6.5% per annum, and (iv) except for any security for repayment as contemplated in paragraph (c) below, otherwise on terms no less favorable to Monarch than those contained in the currently outstanding Monarch Note.

          (b) Prior to the maturity or due date thereof, and before the Closing, the Sellers will cause the Charter Agency/Kennell Note to be amended (pursuant to an instrument in form and substance reasonably satisfactory to the Purchaser) to (i) extend its maturity date to September 30, 1996, (ii) provide for payment of $1,000,000 in outstanding principal thereunder on each of July 1, August 1 and September 1, 1996, and (iii) permit any principal outstanding thereunder at maturity to be discharged by execution and delivery of the New Charter Agency Note as provided below. The Charter Agency/Kennell Note shall otherwise continue in effect, if at all, upon terms identical to those currently in effect.

          (c) Prior to the Closing, the Sellers shall be entitled to cause Monarch to advance its available funds to Charter Agency, to the extent necessary for Charter Agency to pay any premiums or other amounts due under the 100% quota share reinsurance agreements of Northern County which are currently in effect. Any such advance (i) shall be made in consideration for the grant by Charter Agency to Monarch of a security interest in an equal amount of direct bill premium receivables owned by Charter Agency relating to policies and contracts of insurance written prior to the Closing Date, as security for the repayment of such advance, and (ii) shall be repayable in its original principal amount, without interest or premium thereon, as and when such direct bill premium receivables are collected by Charter Agency. Each of the foregoing advances and security arrangements shall be undertaken pursuant to written instruments in form and substance reasonably satisfactory to the Purchaser.

          In addition, prior to the Closing, the Sellers shall be entitled (A) to cause Monarch to pledge outstanding premium finance notes (evidencing premium finance obligations of Northern County policyholders to Monarch) and all other funds owned by Monarch and the proceeds and products thereof (including amounts collected thereunder), and (B) to cause Charter Agency to pledge any and all direct bill premium receivables owned by Charter Agency relating to policies and contracts of insurance written prior to the Closing Date (other than any of the same pledged as security for the repayment of advances by Monarch to Charter Agency as contemplated in the immediately preceding paragraph) and the proceeds and products thereof (including amounts collected thereunder), in the case of each of clauses (A) and (B) as security for payment of the following obligations (in order of priority):

          (1) commissions, fees, claims payments and other amounts payable to or by Charter Agency in its capacity as a managing general agent of Northern County, while the Monarch Note, Charter Agency/Kennell Note or New Charter Agency Note remain outstanding (it being understood that those commissions and fees will be sufficient, without any additional capital infusions, to pay the reasonably anticipated operating costs of Charter Agency);

          (2) any premiums or other amounts due under the 100% quota share reinsurance agreements of Northern County which are currently in effect;

          (3)  any amounts due under the Monarch Note; and

          (4) any amounts due under the Charter Agency/Kennell Note or the New Charter Agency Note.

The foregoing pledge arrangements shall be undertaken pursuant to written instruments in form and substance reasonably satisfactory to the Purchaser. The Sellers shall bear the fees and expenses of any pledge or collateral agent related to any such pledge arrangements. The Purchaser shall be entitled to any premium finance collectibles, direct bill premium receivables, funds and proceeds therefrom remaining after satisfaction in full of the Monarch Note, the Charter Agency/Kennell Note and the New Charter Agency Note.

          (d) Prior to the Closing, the Sellers will not permit (i) any demand to be made for payment of principal, prepayment of interest or payment of any other amounts pursuant to the Monarch Note or any of the Charter Intercompany Notes, (ii) any payment or other default to occur under the Monarch Note or any of the Charter Intercompany Notes, (iii) except as contemplated above in this
Section 5.13, any amendment, modification, cancellation or change to the terms of any of the Charter Intercompany Notes or (iv) any repayment or refunding by Northern County or Charter Agency of the SARC Reinsurance Advance. Prior to the Closing, the Sellers will cause Monarch, Charter Agency and Charter to make all payments of principal and interest as and when due under the Monarch Note and each of the Charter Intercompany Notes (to which it is an obligor or party), respectively, and not to make any other payments in respect thereof.

          (e) At the Closing: (i) the Sellers will cause Charter and Charter Agency to pay to the respective holders of each of the Charter Intercompany Notes (to which it is an obligor or party) other than the Charter/Kennell Note, all accrued and unpaid interest thereunder through the Closing Date; and (ii) in consideration for the Purchaser's purchase of the NCM Shares (including the Northern County Management Contract), (A) the Sellers will cause SARC to transfer its rights and interests in and to the SARC Reinsurance Advance to Skandia America, which in turn shall (and Skandia U.S. shall cause Skandia America to) make a capital contribution to Charter of such rights and interests in and to the SARC Reinsurance Advance, and (B) Skandia America will, and Skandia U.S. will cause Skandia America to, make a capital contribution to Charter of the Charter Upstream Note, in the case of each of clauses (A) and (B) without repayment of amounts owed thereon and pursuant to documentation in form and substance reasonably satisfactory to the Purchaser.

          (f) The Purchaser will cause the Charter Agency/Kennell Note to remain in full force and effect from the Closing until September 30, 1996. In the event that all principal amounts outstanding under the Charter Agency/Kennell Note are not satisfied pursuant to the above arrangements on or before September 30, 1996, the Purchaser will cause Charter Agency to execute and deliver to Kennell a new promissory note, substantially in the form attached hereto as Exhibit A (a "New Charter Agency Note"), pursuant to which Charter Agency will repay to Kennell a third of such remaining principal amount on September 30 of each of 1997, 1998 and 1999. Any New Charter Agency Note shall be deemed to discharge the Charter Agency/Kennell Note, and shall be guaranteed by Charter pursuant to an instrument of guaranty in form and substance reasonably satisfactory to the Sellers. There shall be no recourse to any Person, or the assets or Property of any Person, other than Charter Agency and Charter in respect of any New Charter Agency Note. From the Closing until satisfaction in full of the Monarch Note, the Charter Agency/Kennell Note and any New Charter Agency Note, the Purchaser will cause each of Monarch and Charter Agency not to declare, pay or set aside any sum for any dividend or other distribution, or redeem, purchase or otherwise acquire any capital stock or other securities of Monarch or Charter Agency.

          (g) The Sellers hereby represent and warrant to, and covenant and agree with, the Purchaser that, after giving effect to the Closing, none of the Companies or their Subsidiaries (including Northern County) will have any Liability or indebtedness for borrowed or advanced money or funds, other than pursuant to the Charter Surplus Note, the Northern County Surplus Note, the Monarch Note and the Charter Agency/Kennell Note as described herein.

          5.14  Intercompany Accounts; Affiliate Agreements.  Except as set
                -------------------------------------------
forth in Schedule 5.14 hereto and as provided in Section 5.13, the Sellers shall cause all intercompany accounts receivable or payable (whether or not currently due or payable) between (a) any of the Companies or their Subsidiaries (including Northern County), on the one hand, and (b) any of the Sellers or their other Affiliates, or any of the officers or directors of any of the Sellers, the Companies, their Affiliates and Northern County, on the other hand, to be settled in full (without any premium or penalty, and at values mutually agreed upon by the parties hereto) at or prior to the Closing. Except as set forth in Schedule 5.14 hereto and as provided in
Section 5.13, all Affiliate Agreements shall be terminated without any further Liability or obligation thereunder effective at or prior to the Closing, upon terms and pursuant to instruments reasonably satisfactory to the Purchaser, and the Sellers will cause each of its Affiliates party to any Affiliate Agreements (other than the Companies, their Subsidiaries (including Northern County)) to execute and deliver to the Purchaser, the Companies and their Subsidiaries (including Northern County) a Release and Discharge with respect thereto, dated as of the Closing Date and substantially in the form attached hereto as Exhibit D.

          5.15  Corporate Records.  At or prior to the Closing, the Sellers
                -----------------
shall deliver to the appropriate Companies all minute books, stock ledgers, stock books, cancelled or unused stock certificates, corporate seals, books, records, files, policy forms, stationery, software, data, documents and Properties of the Companies, their Subsidiaries (including Northern County) that are in the possession of any of the Sellers or their other Affiliates.

          5.16  Instruments.  Any monies, checks, drafts, money orders, postal
                -----------
notes and other instruments received after the Closing by any of the Sellers or their Affiliates (other than the Companies and their Subsidiaries) in payment of any amounts due any of the Companies or their Subsidiaries shall be forthwith after receipt by any of the Sellers or such Affiliates thereof be transferred and delivered by the Sellers and such Affiliates to the appropriate Company or Subsidiary thereof, and any such instruments made payable to any of the Sellers or such Affiliates when so delivered shall bear all endorsements required to effectuate the transfer of the same to the appropriate Company or Subsidiary thereof.

          5.17  Trade Names.  At all times following the Closing, (a) the
                -----------
Sellers will not, and will not permit their Affiliates to, use any name which includes the words "Valley", "Charter", "NCM" or "Northern County" or any derivations or variations thereof, or any name substantially resembling or confusingly similar in whole or in part to the name of any of the Companies and their Subsidiaries (including Northern County), in connection with any trade or business activity and (b) the Purchaser will not, and will not permit their Affiliates to, use any name which includes the word "Skandia" or any derivations or variations thereof, or any name substantially resembling or confusingly similar in whole or in part to the name "Skandia" or the existing Skandia logo with the likeness of the umbrella, in connection with any trade or business activity.

          5.18  Reinsurance Arrangements.  (a)  The Sellers will cause the 100%
                ------------------------
quota share reinsurance agreements of Northern County which are currently in effect to remain in full force and effect at all times until the later of December 31, 1995 or the Closing Date, without any amendment, modification,
                  --
cancellation or other change thereto which is not approved in writing by the Purchaser. Between the date hereof and the Closing Date, the Sellers will not permit Northern County or Charter Indemnity to enter into any reinsurance, coinsurance, retrocession, underwriting management, managing general agency or similar Contracts.

          (b) At the Closing, the Sellers will cause Skandia Ltd to (i) unconditionally guarantee the full performance of all liabilities and obligations of each reinsurer and assuming company, and indemnify Northern County for the full collectibility of all amounts recoverable, under all reinsurance agreements of Northern County (whether in force or in run-off) relating to periods on or prior to the later of December 31, 1995 or the Closing
                                                                  --
Date (or, in the case of non-affiliate reinsurance, on or prior to the Closing
Date), pursuant to a Guaranty Agreement dated as of the Closing Date substantially in the form of Exhibit B (the "Northern County Guaranty"), and
(ii) provide excess of loss reinsurance coverage to Charter Indemnity with respect to insurance business issued, underwritten, assumed or renewed by Charter Indemnity on or before the Closing Date, pursuant to an Aggregate Excess of Loss Reinsurance Agreement dated as of the Closing Date substantially in the form of Exhibit C (the "Charter Indemnity Reinsurance Agreement").

          (c) The Sellers hereby represent and warrant to, and covenant and agree with, the Purchaser that (i) after giving effect to the Closing and the execution of the Northern County Guaranty, Northern County will not retain for its own account any net liability under any insurance or reinsurance issued, underwritten, assumed or renewed by it on or prior to the Closing Date and (ii) after giving effect to the Closing and the execution of the Charter Indemnity Reinsurance Agreement, subject to the limitations expressly set forth therein, Charter Indemnity will not have any net liability in respect of any insurance, reinsurance or retrocession business issued, underwritten, assumed or renewed by it on or prior to the Closing Date (other than for losses and loss adjustment expenses incurred prior to the Closing Date, in an aggregate amount not to exceed the reserves for such losses and loss adjustment expenses held by Charter Indemnity, and certified to the Purchaser as such, on the Closing Date).

          5.19  Non-Solicitation Covenant.  At all times from the Closing Date
                -------------------------
until the third anniversary thereof, (a) the Sellers will not, and will cause their Affiliates not to, directly or indirectly seek or solicit to employ or engage any officer or employee of any of the Companies and their Subsidiaries (including Northern County) who is such on the Closing Date and (b) the Purchaser will not, and will cause their Affiliates not to, directly or indirectly solicit to employ or engage any officer or employee of any of the Sellers and their Subsidiaries (other than the Companies and their Subsidiaries, including Northern County) who is such on the Closing Date.


                                  ARTICLE VI

                         CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASER TO CLOSE

          The obligation of the Purchaser to purchase the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing:

          6.1  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of the Sellers contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date other than the date hereof, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each of the Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such parties hereunder on or prior to the Closing Date. In addition, the representations and warranties of Skandia Ltd contained in the Parent Support Agreement referred to in the recitals to this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          6.2  Consents.  All Consents required in connection with the purchase
               --------
and sale of the Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Purchaser, the Companies and their Subsidiaries (including Northern County) of any material condition, restriction or required undertaking (other than conditions, restrictions or undertakings customarily required by insurance regulatory authorities in transactions such as the Purchaser's acquisition of the Shares) not expressly set forth in applicable statutes and regulations. Without limiting the generality of the foregoing, the Purchaser shall have obtained the approvals of the insurance regulatory authorities of the States of California, Oregon and Texas for the consummation of the transactions contemplated hereby (including the purchase of the Shares) under all applicable laws and regulations, and such approvals shall be valid and in full force and effect, and no such approval shall impose upon the Purchaser or any of the Companies and their Subsidiaries (including Northern County) any conditions or restrictions which adversely impair the ability of any of them to conduct their business in substantially the same manner as such business is now being conducted.

          6.3  No Injunction or Illegality.  No injunction, order, decree or
               ---------------------------
judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares.

          6.4  HSR Act.  The required waiting period applicable to the purchase
               -------
and sale of the Shares under the HSR Act shall have expired or been earlier terminated.

          6.5  Opinions of Counsel to the Sellers.  The Purchaser shall have
               ----------------------------------
received opinions, each dated the Closing Date, of Cadwalader, Wickersham & Taft, special counsel to the Sellers, and such other counsel of the Sellers and/or their Affiliates as may be reasonably acceptable to the Purchaser, substantially to the effect of the matters set forth in Exhibit E hereto.

          6.6  Certificates.  The Sellers shall each have delivered to the
               ------------
Purchaser (a) a copy of the resolutions adopted by its Board of Directors and (if applicable) stockholders, certified by the corporate Secretaries thereof, authorizing and approving this Agreement and the transactions contemplated hereby (including, without limitation, the sale of the Shares), and (b) a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in Section 6.1 and
6.11. Skandia Ltd shall have delivered to the Purchaser (i) a copy of any corporate resolutions or action on the part of Skandia Ltd, certified by the corporate secretary thereof, relating to the transactions contemplated hereby and (ii) a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in the last sentence of Section 6.1. In addition, the Sellers and Skandia Ltd shall have furnished the Purchaser with such other certificates and closing documents as the Purchaser may reasonably request and as are customary for transactions such as those contemplated hereby.

          6.7  Resignation of Directors.  All of the directors of the Companies
               ------------------------
and their Subsidiaries (including Northern County) who are designated by the Purchaser for replacement, shall have delivered to the Purchaser their written resignations as directors of such companies, and those Persons designated by the Purchaser as nominees to the Board of Directors of Northern County shall have been duly elected or appointed to the Northern County Board, in each case effective upon the Closing.

          6.8  Debt Restructuring.  The intercompany debt restructuring
               ------------------
contemplated by Section 5.13 shall have been consummated in accordance with the terms thereof.

          6.9  Reinsurance Arrangements.  Skandia Ltd shall have duly executed
               ------------------------
and delivered the Northern County Guaranty and the Charter Indemnity Reinsurance Agreement.

          6.10  Northern County Management Contract.  The Northern County
                -----------------------------------
Management Contract shall have been extended for a period of twenty (20) years, upon terms no less favorable to NCM than those in effect on the date of this Agreement (and upon terms otherwise satisfactory to the Purchaser).

          6.11  Ratings.  None of the claims-paying ability ratings assigned by
                -------
A.M. Best & Co. or Standard & Poor's Corporation to any of the Insurance Companies, as in effect on the date of this Agreement, shall have been lowered, on or prior to the Closing Date.

          6.12  Transfer Taxes.  The Sellers shall have caused all appropriate
                --------------
stock transfer Tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.


                                  ARTICLE VII

                         CONDITIONS TO THE OBLIGATIONS
                            OF THE SELLERS TO CLOSE

          The obligations of Skandia America to sell the Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing:

          7.1  Representations, Warranties and Covenants.  The representations
               -----------------------------------------
and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and, except for any such representations and warranties which are made as of and relate solely to a particular date other than the date hereof, as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

          7.2  Consents.  All Consents required in connection with the purchase
               --------
and sale of the Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Sellers of any material condition, restriction or required undertaking (other than conditions, restrictions or undertakings customarily required by insurance regulatory authorities in transactions such as the Purchaser's acquisition of the Shares) not expressly set forth in applicable statutes and regulations.

          7.3  No Injunction or Illegality.  No injunction, order, decree or
               ---------------------------
judgment shall have been issued by any Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Shares.

          7.4  HSR Act.  The required waiting period applicable to the purchase
               -------
and sale of the Shares under the HSR Act shall have expired or been earlier terminated.

          7.5  Opinion of Counsel to the Purchaser.  The Sellers shall have
               -----------------------------------
received the opinion of Dewey Ballantine, special counsel to the Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

          7.6  Certificates.  The Purchaser shall have delivered to the Sellers
               ------------
(a) a copy of the resolutions adopted by its Board of Directors, certified by the corporate Secretary thereof, authorizing and approving this Agreement and the transactions contemplated hereby (including, without limitation, the purchase of the Shares), and (b) a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in Section 7.1.


                                  ARTICLE VIII

                                INDEMNIFICATION

          8.1  Survival.  The representations and warranties of the parties
               --------
contained in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto, shall survive until the third anniversary of the Closing Date; provided, however, that (a) the representations and
                     --------  -------
warranties set forth in the second and third sentence of Section 3.21 (Reserves), insofar as they relate to the loss and loss adjustment expense reserves of Northern County and Charter Indemnity, shall expire upon the Closing, (b) the representations and warranties set forth in Sections 3.28 (Employee Benefit Plans) and 3.32 (Tax Matters) with respect to any Tax shall survive to the extent set forth in Section 8.4(a), (c) the other representations and warranties set forth in Section 3.28 (Employee Benefit Plans) shall expire upon expiration of the applicable statute of limitations, and (d) the representations and warranties set forth in Sections 3.6(b) (Subsidiaries) (last two sentences only), 3.7(a) (Capitalization), 3.8 (Title to Shares), 3.9(c) and
(e) (Northern County; Charter Indemnity), 3.24 (Properties) (last sentence only), and 5.18(c) (Reinsurance Arrangements) shall survive forever.

          8.2  Indemnification.  (a)  The Sellers hereby jointly and severally
               ---------------
agree to indemnify, defend and hold harmless the Purchaser (and its directors, officers, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Losses"), asserted during the survival periods referred to in Section 8.1, based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of any of the Sellers (without regard to any qualification as to materiality or Material Adverse Effect) contained in this Agreement or in any Schedule hereto or certificate delivered pursuant hereto or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of any of the Sellers under this Agreement; provided, however, that,
                                                       --------  -------
except with respect to any breach of any representation or warranty set forth in Sections 3.6(b) (Subsidiaries) (last two sentences only), 3.7(a) (Capitalization), 3.8 (Title to Shares) and 3.9(e) (Charter Indemnity), (A) the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification under this Section 8.2 only when the aggregate amount of all such Losses exceeds $1,000,000 (the "Basket Amount"), in which event the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification for all such Losses (including the Basket Amount), and (B) the Purchaser (and its directors, officers, Affiliates, successors and assigns) shall only be entitled to indemnification under this Section 8.2 for fees and expenses of the counsel of one such Person (determined by the Purchaser) arising from Third Party Claims.

          (b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Sellers (and their directors, officers, Affiliates, successors and assigns) from and against any Losses asserted during the survival periods referred to in Section 8.1, based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Purchaser (without regard to any qualification as to materiality) contained in this Agreement or in any Schedule hereto or certificate delivered pursuant hereto or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement; provided, however, that (A)
                                                  --------  -------
the Sellers (and their directors, officers, Affiliates, successors and assigns) shall be entitled to indemnification under this Section 8.2 only when the aggregate amount of all such Losses exceeds the Basket Amount, in which event the Sellers shall be entitled to indemnification for all such Losses (including the Basket Amount), and (B) the Sellers (and their directors, officers, Affiliates, successors and assigns) shall only be entitled to indemnification under this Section 8.2 for fees and expenses of the counsel of one such Person (determined by the Sellers) arising from Third Party Claims.

          (c) Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "Third Party Claim"), such party (the "Indemnified Party") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the "Indemnifying Party"), give such Indemnifying Party reasonable written notice of such Third Party Claim; provided, however, that the failure to provide such
                        --------  -------
notice will not relieve the Indemnifying Party of any of its obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this
Section 8.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim. Such Indemnifying Party shall have the right, at its option, to defend at its own expense and by its own counsel any Third Party Claim, provided that (i)
the Indemnifying Party acknowledges in writing (at the time it elects to assume such defense) its obligation under this Section 8.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, it shall notify the Indemnified Party of its intention to do so promptly (and in any event no later than thirty
(30) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the written opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, however, that an Indemnified Party shall not be
                       --------  -------
required to consent to any settlement involving the imposition of equitable remedies.

          (d) Notwithstanding anything in Section 8.1 or this Section 8.2 to the contrary, the rights and obligations of the parties with respect to the representations and warranties set forth in Section 3.32 (Tax Matters), and
Section 5.10 (Section 338) the covenants and agreements set forth in Section 5.9 (Tax Matters), and the indemnification for Taxes shall be governed by Section 8.3.

          8.3  Tax Indemnification. (a) The Sellers hereby jointly and severally
               -------------------
agree to indemnify, defend, and hold harmless the Purchaser, the Companies, and their Subsidiaries (and their respective officers, directors, employees, Affiliates, successors, and assigns) from and against:

               (i) any and all Taxes and any guaranty fund assessments arising from or in connection with any inaccuracy in any representation or breach of any warranty made in Section 3.32 of this Agreement, for which purpose the representations and warranties set forth in Section 3.32 shall be deemed to have been made with no exception for items disclosed in the Schedules described in Section 3.32 (other than Schedules 3.32 (b) and 3.32(m);

               (ii) any and all Taxes arising from or in connection with the nonfulfillment by the Sellers of any covenant or agreement relating to Taxes that is contained in this Agreement;

               (iii) any and all Taxes, imposed on the Companies and/or their Subsidiaries, directly or indirectly, for any Taxable Period or portion thereof ending on or before December 31, 1994, to the extent the aggregate amount of such Taxes exceeds the aggregate amount of Taxes accrued in the Tax Reserve (without regard to deferred Tax assets and liabilities) set forth in the Financial Statements made for the Companies and their Subsidiaries as of December 31, 1994 (and, with respect to Northern County, the Northern County Statutory Statements dated December 31, 1994);

               (iv) any and all federal income Tax imposed on the Companies and their Subsidiaries (excluding Northern County) for the Taxable Period beginning January 1, 1995, and ending on the Closing Date, subject to Skandia America's right to receive payment from the Purchaser for (A) the excess, if any, of the Short Period Tax over the Estimated Tax Payments and
     (B), if the 338 Elections are made, the 338 Tax Cost.

               (v) any and all state, local, or foreign (and, with respect to Northern County, federal) income or franchise Tax imposed on the Companies and their Subsidiaries for the Taxable Period beginning January 1, 1995, and ending on the Closing Date in excess of the amount of such Tax imposed on the earnings of the Companies and their Subsidiaries generated in the ordinary course of their trades or businesses during such period. Such ordinary course earnings and associated Taxes shall be determined with regard to the 338 Elections (if any) but without regard to the other transactions contemplated by this Agreement;

               (vi) any and all Taxes resulting from the Companies or their Subsidiaries ceasing to be included in the consolidated federal income Tax Return filed by the Sellers Group for its Taxable Period that includes the Closing Date, including, without limitation, any Taxes attributable to the restoration of a "deferred intercompany transaction" within the meaning of Treasury Regulations section 1.1502-13(a)(2), and the recognition of excess loss accounts.

               (vii) any and all federal income Taxes attributable to any income or gain recognized as a result of, and in accordance with, the making of the 338 Elections (if any), subject to Skandia America's right to receive payment from the Purchaser for the 338 Tax Costs;

               (viii) any and all federal, state, local, and foreign income or franchise Taxes incurred in Taxable Periods beginning after December 31, 1994, but attributable to any item of income or gain of a partnership that is properly allocable to a Taxable Period (or portion thereof) ending on or before such date;

               (ix) any and all unpaid federal, state, local, or foreign Taxes imposed on a Company or a Subsidiary directly or indirectly, whether determined on a separate, consolidated, combined, unitary, or group basis,
     (A) pursuant to Treasury Regulations section 1.1502-6 or any comparable provisions of state, local, or foreign law by reason of a Company or a Subsidiary having been a member of a consolidated, combined, unitary, or group Tax Return for a Taxable Period ending on or before the Closing Date, or (B) pursuant to any guaranty, indemnification, or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes; or (C) arising out of, resulting from, or attributable to any transaction contemplated by this Agreement (including, but not limited to, any transaction described or set forth in Sections 5.12, 5.13, 5.17, and 6.10) other than the 338 Elections;

               (x) any and all Taxes imposed on the Purchaser, the Companies, and/or their Subsidiaries pursuant to sections 1441 and 1442 of the Code (concerning withholding of Tax on nonresident aliens and foreign corporations), section 1445 (concerning the imposition of tax on the disposition of United States real property interests), and Subchapter A, Chapter 24, of the Code (concerning withholding from wages) with respect to any payment made by the Purchaser, a Company, or a Subsidiary to one of more of the Sellers pursuant to this Agreement or any other agreement made by and between the parties in connection with the transactions contemplated herein; and

               (xi) any reasonable expense (including attorneys' and accountants' fees) incurred by the Purchaser, a Company, a Subsidiary, or any of their successors or assigns in connection with any Tax described in this Section 8.3(a) taking into consideration the provisions of Section 8.3(c)(iii).

          (b) The Purchaser agrees to indemnify, defend, and hold harmless the Sellers (and their respective officers, directors, employees, Affiliates, successors, and assigns) from and against: (i) any federal income Tax imposed on the Companies or their Subsidiaries for Taxable Periods beginning after the Closing Date; (ii) any and all Taxes (other than federal income Taxes) imposed on the Companies and/or their Subsidiaries for Taxable Periods beginning after December 31, 1994; and (iii) any reasonable expense (including attorneys' and accountants' fees) incurred by the Sellers or any of their successors or assigns in connection with any Tax described in this Section 8.3(b) taking into consideration the provisions of Section 8.3(c)(iii), provided, however, that the
                                                     --------  -------
Purchaser shall not be liable to the Sellers for a Tax described in either clause (i) or (ii) hereof to the extent that the Sellers are liable for such Tax under Section 8.3(a).

          (c) (i) Unless otherwise provided herein, any party seeking an indemnity payment pursuant to this Section 8.3 from another party, shall deliver to the other party written notice of claim for such indemnity payment, which notice shall include a detailed calculation of the amount of the requested indemnity payment (the "Indemnity Claim"). To the extent that the notified party objects to the computation of the indemnity payment requested, the notified party shall provide a written objection to the party seeking an indemnity payment within ten (10) Business Days after receipt of the Indemnity Claim from the party seeking an indemnity payment, which notice shall include any objection to the computation of the indemnity amount. Both parties shall agree to the calculation of the indemnity payment and both parties shall negotiate in good faith to resolve any matters in dispute. If the Sellers and the Purchaser are unable to resolve any matters in dispute within ten (10) Business Days after the receipt by the party seeking an indemnity payment of the other party's objection to the calculation of the indemnity amount, such disputes shall be submitted to the Tax Settlement Auditor for resolution. Any amount owing under Section 8.3 shall be paid before the earlier of (x) in the absence of a dispute with respect to the calculation of the payment due, ten (10) Business Days after a party receives an Indemnity Claim, or (y) in the case of a dispute, within five (5) Business Days after the parties settle any such dispute or receive the Tax Settlement Auditor's determination with respect to any dispute submitted to the Tax Settlement Auditor. The parties shall cooperate with each other and promptly make available to each other all data and other information as may be reasonably requested by each party to substantiate any Indemnity Claim.

          (ii) Each party to this Agreement shall promptly notify the other party in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment of which it or any of their Affiliates have been informed of by any taxing authority which may affect the liability of the other party under this Section 8.3 (each a "Tax Claim"). Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any taxing authority in respect of any such asserted Tax Claim.

          (iii) At the Sellers' expense, the Sellers shall have the sole right to represent the Companies' and their Subsidiaries' interests with respect to any issue in any tax audit or administrative or court proceeding relating to Taxes for which the Sellers are responsible hereunder, to employ counsel of their choice, to settle such issues and take any other actions in their discretion in connection with such issues; provided, however, that, the Sellers
                                           --------  -------
shall not agree to any settlement of an issue without the consent of the Purchaser, which consent shall not be unreasonably withheld, to the extent that such settlement would have an effect on the Purchaser, the Companies or their Subsidiaries with respect to any Taxes which are the responsibility of the Purchaser hereunder or with respect to any Taxable Period (or portion thereof) beginning after December 31, 1994.

          (d) For any Taxable Period that begins on or before and ends after the Closing Date (or the date of any Financial Statement, Interim Financial Statement, or Statutory Financial Statement), for purposes of apportioning a Tax to the portion of such Taxable Period that ends on the Closing Date (or such other date), (i) the parties shall treat that date as the last day of such Taxable Period, and (ii) the Tax for the Taxable Period that is allocable to the portion of the Taxable Period ending on such date shall be (A), in the case of a Tax that is not based on income or gross receipts, the total Tax for the Taxable Period multiplied by a fraction, the numerator of which is the number of days in the Taxable Period ending on (and including) such date and the denominator of which is the total number of days in such Taxable Period, and (B), in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on (and including) such date, based on actual operations of the Company and the Subsidiaries during such period as shown on their permanent books and records.

          8.4  Miscellaneous.  (a)  All representations and warranties contained
               -------------
in Section 3.28 (Employee Benefits) and Section 3.32 (Tax Matters) with respect to any Tax shall survive the Closing and shall terminate and expire on the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of such Tax (including any extensions thereof) and (ii) sixty (60) days after the final administrative or judicial determination thereof, and no claim may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action, or proceeding to which the Purchaser shall have given notice to the Sellers prior to the termination of such period of the reasonable belief that a misrepresentation or breach of a warranty had occurred and that a Tax will arise therefrom.

          (b) For purposes of Section 8.3, all Taxes of the Companies and their Subsidiaries for all Taxable Periods ending on or before December 31, 1994 shall be determined without regard to the carryback of any net operating loss, capital loss, general business credit, or other Tax attribute from a Taxable Period beginning after December 31, 1994.

          (c) Any indemnity payment made pursuant to Section 8.2 or Section 8.3 or other payment made pursuant to this Agreement shall be treated by the parties and their Affiliates on their Tax Returns as an adjustment to the consideration being provided for the Shares hereunder unless such treatment would be inconsistent with a judgment which has been rendered in any judicial or administrative proceeding governing such treatment, in which case the indemnifying party shall also indemnify the indemnified party for any increase in liability for Taxes that is imposed on the indemnified party, any Company, and/or any Subsidiary, which is attributable to the indemnity payment or other payment made by the indemnifying party being treated as currently taxable. This
Section 8.4(c) shall not bind the parties, however, with respect to the tax treatment by the Sellers Group for the Short Period Tax and the 338 Tax Costs.

          (d) For purposes of this Agreement, "Tax Settlement Auditor" shall mean a nationally recognized accounting firm or a law firm mutually acceptable to the Purchaser and the Sellers; provided, that, if the Purchaser and the
                                  --------  ----
Sellers are unable to agree as to a Tax Settlement Auditor within five (5) Business Days then each of the Sellers and the Purchaser shall select their own nationally recognized accounting firm or law firm within an additional three (3) Business Days, which two firms shall within an additional five (5) Business Days select a third nationally recognized accounting firm or law firm to act as Tax Settlement Auditor. Unless otherwise indicated, the Tax Settlement Auditor's resolution of any disputed item under this Agreement shall in each case be reflected in a written report which will be delivered to the Purchaser and the Sellers (on the same day) as soon as reasonably practicable after the dispute was submitted to the Tax Settlement Auditor. The Tax Settlement Auditor's resolution of any dispute will be final and binding upon the Sellers and the Purchaser and the Sellers and the Purchaser will each pay one-half of the fees and expenses of the Tax Settlement Auditor. The Sellers and the Purchaser will fully cooperate with the Tax Settlement Auditor to resolve any disputed matters.


                                   ARTICLE IX

                                  TERMINATION

          9.1  Termination of Agreement.  This Agreement may be terminated prior
               ------------------------
to the Closing:

          (a) by either the Purchaser, on the one hand, or by Skandia U.S., on the other hand, upon written notice to the other if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 1995; provided, however, that if all conditions to the
                        --------  -------
     obligations of the Purchaser to consummate the Closing (as set forth in Article VI hereof), other than obtaining requisite Consents of insurance regulatory authorities for the transactions contemplated by this Agreement, have then been satisfied, and the Purchaser is diligently seeking to obtain such insurance regulatory Consents, then the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party hereto, and the obligations hereunder of the parties hereto shall be extended, until March 31, 1996; or

          (b)  at any time by mutual agreement in writing of the parties hereto.

          9.2  Effect of Termination.  In the event of the termination of this
               ---------------------
Agreement pursuant to Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 5.2(b) (Confidentiality), Section 5.6 (Public Announcements), Article X (Miscellaneous), this Section 9.2 and, solely for purposes of the next sentence, Sections 8.2 (Indemnification) and 8.3 (Tax Indemnification) shall survive any such termination. Nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement or any obligations hereunder.


                                   ARTICLE X

                                 MISCELLANEOUS

          10.1  Notices.  Any notices and other communications required to be
                -------
given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one of the other means specified in this Section 10.1 as promptly as practicable thereafter). Notices are to be addressed as follows:

          (a)  If to any of the Sellers to:

               Skandia America Corporation
               One Liberty Plaza
               New York, New York 10006
               Attention: General Counsel
               Telecopy No.: (212) 571-3630

               with a copy to:

               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, New York 10038
               Attention: Lou Bevilacqua, Esq.
               Telecopy No.: (212) 504-6666
               and

               Skandia Insurance Company Ltd (publ)
               S-103 50 Stockholm
               Sweden 44
               Attention: General Counsel
               Telecopy No.: 46-8-788 16 80

          (b)  If to the Purchaser to:

               Fund American Enterprises Holdings, Inc.
               The 1820 House
               Main Street
               Norwich, Vermont 05055
               Attention: Allan L. Waters
               Telecopy No.: (802) 649-2240

               with a copy to:

               Dewey Ballantine
               1301 Avenue of the Americas
               New York, NY 10019
               Attention:  William W. Rosenblatt, Esq.
               Telecopy No.: (212) 259-6333

or to such other respective addresses as any of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

          10.2  Fees and Expenses.  Except as provided herein, each of the
                -----------------
parties hereto shall pay its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or other Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.

          10.3  Specific Performance.  The Sellers acknowledge and agree that in
                --------------------
the event of any breach or default by the Sellers under this Agreement, the Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will (i) waive, in any action, suit or proceeding for specific performance or other relief referred to in this paragraph, the defense of adequacy of money damages or a remedy at law, and (ii) be entitled, in addition to any other remedy to which any of them may be entitled at law or in equity, to compel specific performance of this Agreement or to obtain a temporary restraining order, preliminary and permanent injunction or other equitable relief or remedy, in any action, suit or proceeding instituted in any state or federal court.

          10.4  Consent to Jurisdiction; Service of Process.  Any action, suit
                -------------------------------------------
or proceeding arising out of or relating to this Agreement may be instituted in any United States Federal court or any state court located in Boston, Massachusetts, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

          10.5  Entire Agreement; Waivers and Amendments.  This Agreement
                ----------------------------------------
(including the Exhibits and Schedules hereto and the documents and instruments referred to herein) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by all parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

          10.6  Assignment; Binding Effect.  This Agreement may not be assigned
                --------------------------
or delegated, in whole or in part, by any party hereto without the prior written consent of all other parties hereto, except that the Purchaser shall have the right at any time, without such consent, to assign its right hereunder to purchase any or all of the Shares to any wholly owned Subsidiary of the Purchaser (in which event, the Purchaser shall guarantee the performance by such Subsidiary of the Purchaser's obligation hereunder to purchase such Shares). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          10.7  Severability.  In the event that any provision of this Agreement
                ------------
shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement shall remain binding on the parties hereto. However, in the event that any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law or Governmental Entities and shall continue to be fully enforceable as so modified.

          10.8  No Third Party Beneficiaries.  This Agreement is for the benefit
                ----------------------------
of the parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

          10.9  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          10.10  Interpretation.  This Agreement is the result of arms-length
                 --------------
negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

          10.11  Captions.  The Article and Section Headings in this Agreement
                 --------
are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

          10.12  Counterparts.  This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.


                           FUND AMERICAN ENTERPRISES
                                HOLDINGS, INC.



                         By:
                            -----------------------------
                            Name:
                            Title:



                         SKANDIA U.S. HOLDING CORPORATION



                         By:
                            -----------------------------
                            Name:
                            Title:


                         SKANDIA AMERICA CORPORATION



                         By:
                            -----------------------------
                            Name:
                            Title:

                                                                    Schedule 4.4
                                                                    ------------



                           CONSENTS OF THE PURCHASER
                           -------------------------



                                      None

                                                                    Schedule 4.5
                                                                    ------------



                       LEGAL PROCEEDINGS OF THE PURCHASER
                       ----------------------------------



                                      None